UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KIMCO REALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD
NEW HYDE PARK, NY 11042-0020
Notice of Annual Meeting of Stockholders

Dear Stockholder:

We cordially invite you to attend the annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”).  The meeting will be held on Wednesday, May 4, 2011 at 10:00 a.m. (local time), at 277 Park Avenue, 17th Floor, New York, NY 10172.  At the annual meeting, stockholders will be asked to:

1.	elect nine directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	consider and vote upon a non-binding advisory vote on the compensation of the named executive officers of the Company (“Say on Pay”);

3.	consider and vote upon a non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years;

4.	consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011; and

5.	transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Proxy Statement more fully describes these proposals.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement; FOR the approval, on an advisory basis, of the compensation of the named executive officers of the Company; FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

Only stockholders of our common stock at the close of business on Monday, March 7, 2011, the record date, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet.  We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting.  We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 1, 2011, and provide access to our proxy materials over the Internet, beginning on March 24, 2011, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.  The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report.  The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US.  Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

/s/ Bruce M. Rubenstein
Bruce M. Rubenstein Vice President, General Counsel and Secretary March 24, 2011

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on May 4, 2011

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be used at our 2011 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation (the “Company”).  The Meeting will be held at 277 Park Avenue, 17th Floor, New York, NY 10172, on Wednesday, May 4, 2011, at 10:00 a.m. (local time) for the purposes set forth in the Notice of Annual Meeting of Stockholders.  This Proxy Statement contains important information regarding our Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.  As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation, a Maryland corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors”).  Costs of this solicitation will be borne by the Company.  Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview.  The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.  The Company will pay fees of approximately $6,500 to Alliance Advisors, L.L.C. for soliciting proxies for the Company.

Holders of our common stock, par value $0.01 per share (“Common Stock”) at the close of business on March 7, 2011, the record date, may vote at the Meeting.  We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date.  At the close of business on March 7, 2011, the record date for the Meeting, there were 406,463,676 shares of Common Stock outstanding.  The presence at the Meeting, in person or by proxy, of holders of a majority of such shares will constitute a quorum for the transaction of business at the Meeting.

Stockholders can vote in person at the Meeting or by proxy.  There are three ways to vote by proxy:

●	By Telephone — Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

●	By Internet — Stockholders can authorize their proxy over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

●	By Mail — If you received your proxy materials by mail, you can authorize your proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 3, 2011.

Voting Instructions

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record.  You must follow the instructions of the holder of record in order for your shares to be voted.  Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers.  If your shares are not registered in your own name and you plan to vote your shares in person at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card or authorized by you by telephone or internet (your “proxies”) will vote your shares in the manner you indicate.  If you sign and return the proxy card or authorized your proxies by telephone or internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for Director (See Proposal 1); FOR the approval, on an advisory basis, of the compensation of the named executive officers of the Company (see Proposal 2); FOR the approval, on an advisory basis, of an annual advisory vote on executive compensation (see Proposal 3); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (see Proposal 4); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting.  Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting.  Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Meeting.  Under Maryland law, a broker non-vote occurs when a broker or other nominee returns a properly executed proxy but does not vote on a matter because it does not have the discretion to direct the voting of the shares on that matter.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Meeting.  A broker non-vote will have no effect on the outcome of any proposal.  Abstentions are counted as present in person and entitled to vote but will not have otherwise affect the outcome of the vote on the proposals.

The vote required for each proposal is listed below:

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of nine directors	Majority of votes cast with respect to a nominee	No
Proposal 2 – Advisory vote on executive compensation	Majority of the votes cast on the proposal	No
Proposal 3 – Advisory vote on frequency of advisory vote on executive compensation	Majority of votes cast but in the event that no option receives a majority of the votes cast, the Board of Directors will consider the option that receives the most votes	No

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 4 – Ratification of auditors for fiscal year 2011	Majority of the votes cast on the proposal	Yes

With respect to Proposals 2 and 4, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on these two Proposals, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote.  A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.  The nominees receiving the majority of votes cast will be elected as directors (i.e., the number of shares voted for a director must exceed the number of votes withheld for that director).

With respect to Proposal 3, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years, or ABSTAIN.

If you intend to vote in person, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Meeting.  Cameras, recording devices and other electronic devices will not be permitted at the Meeting.  If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Common Stock on March 7, 2011, the record date for voting.  Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the Meeting.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our stockholders.  We have delivered only one Proxy Statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date.  We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered.  If you prefer to receive separate copies of the Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.  If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability, Proxy Statements and annual reports for your household, please contact Broadridge at the above phone number or address.

PROPOSAL 1

Election of Directors

The Company’s Bylaws, as amended (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders.  Our Board of Directors is currently comprised of eight directors.  Pursuant to the Company’s Bylaws, the Board of Directors increased the number of directors from eight to nine directors to permit the election, subject to stockholder approval, of Ms. Colombe M. Nicholas to the Board of Directors at the Meeting.  The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the nine nominees for director designated below to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.  It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board of Directors may, to the extent permissible by the Bylaws, reduce the number of directors to be elected at the Meeting.

Information Regarding Nominees

Milton Cooper, age 82, is the Executive Chairman of the Board of Directors for the Company.  Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of the Company from November 1991 to December 2009.  In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991.  In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor.  Mr. Cooper led the Company through its IPO and growth over the past five decades.  In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry.  Mr. Cooper is also a director at Getty Realty Corporation and Blue Ridge Real Estate/Big Boulder Corporation.  Mr. Cooper graduated from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:

●
Mr. Cooper co-founded the Company and plays a unique role in maintaining the Company’s continuing commitment to its core values of integrity, creativity and stability.  Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history and bolsters the morale of its employees.

●	Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.

●
Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

Philip E. Coviello, age 68, has been a Director of the Company since May 2008 and currently serves on the Audit, Executive Compensation and Nominating and Corporate Governance Committees.  Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, for 18 years until his retirement from that firm in 2003.  In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and as a member of its Compensation and Governance and Nominating Committees.  Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

●
35 years of experience counseling Boards of Directors and senior management as a corporate partner at Latham & Watkins LLP on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.

●
Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.

●
Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation, where Mr. Coviello oversees the work of Getty’s Chief Financial Officer, directly interfaces with Getty’s independent registered public accounting firm and is involved with Getty’s Sarbanes-Oxley internal controls compliance work, which has resulted in an unqualified report on internal control over financial reporting from the independent registered public accounting firm for every year in which such a report has been required.

Richard G. Dooley, age 81, has been a Director of the Company since December 1991.  Mr. Dooley currently serves as the Lead Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees.  From 1993 to 2003, Mr. Dooley was a consultant to, and from 1978 to 1993, served as the Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company.  Mr. Dooley is also a Director, Chair of the Compensation Committee, and member of the Audit and Corporate Governance Committees of Jefferies Group, Inc., a major global securities and investment banking firm listed on the New York Stock Exchange.  Mr. Dooley holds a B.S. degree from Northeastern University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Key experience and qualifications to serve on the Board of Directors include:

●	Expertise in corporate strategy development, organizational development and operational and corporate governance issues arising in complex organizations.

●	Familiarity with Sarbanes-Oxley compliance, internal auditing and financial controls issues and extensive financial expertise and experience with public accounting matters for global organizations.

●
Responsibility for portfolio investing in a wide variety of real estate properties and developments as Executive Vice President and Chief Investment Officer of the Massachusetts Mutual Life Insurance Company, bringing to the Company both executive leadership and real estate investment experience.

●	Expertise as a Chartered Financial Analyst and investment professional with decades of experience in analyzing and evaluating financial statements.

Joe Grills, age 76, has been a Director of the Company since January 1997 and is the Chair of the Executive Compensation Committee and a member of the Audit and Nominating and Corporate Governance Committees.  Mr. Grills was employed by IBM from 1961 to 1993 and held various positions in financial management in both IBM’s domestic and international businesses.  Mr. Grills served as a member (1994-2007) and Co-Chairman of the Board of Directors (2002-2007) of a cluster of BlackRock (Merrill Lynch) Mutual Funds from 1994 to 2007.  He is also a Director, was Vice Chairman, and currently is Chairman of the Montpelier Foundation.  He is on the Investment Advisory Committee of the Virginia Retirement System, Vice Chairman (2002-2005) and Chairman (2005-2009).  In addition, Mr. Grills is a Trustee and Chairman of the Investment Committee of the Woodberry Forest School and a Trustee and Chairman of the Investment Committee of the National Trust for Historic Preservation.  Mr. Grills is on the Individual Investment Advisory Committee of the New York Stock Exchange.  He is a former Chairman and member of the Committee on Investment of Employee Benefit Assets of the Association of Financial Professionals.  Mr. Grills also participates in research and study sponsored by Russell 20/20.  Mr. Grills holds a B.A. from Duke University and an M.B.A. from the University of Chicago.

Key experience and qualifications to serve on the Board of Directors include:

●	Experience as IBM’s Chief Investment Officer of the IBM Retirement Fund with wide-ranging expertise in domestic and international financial matters and strategic deliberations.

●	Extensive experience with internal audit and business controls while at IBM and on other audit committees.

●
Extensive service on boards of directors and memberships on boards of directors committees in diverse corporate and non-profit organizations with broad and deep familiarity with corporate governance and executive oversight matters.

●	Experience in compensation matters through wide advisory capacities and exposure to current executive compensation trends.

David B. Henry, age 62, has been the Chief Executive Officer of the Company since December 31, 2009, President since December 2008 and Chief Investment Officer and Vice Chairman of the Board of Directors since April 2001.  Prior to joining the Company, Mr. Henry was the Chief Investment Officer of G.E. Capital Real Estate since 1997 and has held various positions at G.E. Capital for more than five years prior to 1997.  Mr. Henry is also a director of HCP, Inc., The Retail Initiative, Inc., an affiliated company of Local Initiatives Support Corporation and Fairfield County Bank, a mutual savings bank.  Mr. Henry is the Chairman and a Trustee of the International Council of Shopping Centers (ICSC) and on the Board of Governors of National Association of Real Estate Investment Trusts (NAREIT).  Mr. Henry graduated from Bucknell University with a B.S. in Business Administration and received his M.B.A. from the University of Miami.

Key experience and qualifications to serve on the Board of Directors include:

●	Day-to-day leadership, as CEO of the Company, with a unique perspective on the overall strategic execution of the Company.

●
Service for 10 years as the Company’s Chief Investment Officer and leadership in the Company’s investment management process, portfolio reviews, new business initiatives and employee communication efforts.

●	23 years of experience at G.E. Capital Real Estate, serving the last 5 years as Chief Investment Officer/Senior Vice President and Chairman of G.E. Capital Investment Advisors.

●	Experience on the senior management team for real estate investments totaling more than $20.0 billion in 11 countries worldwide in his role at G.E. Capital.

●
Service as a Trustee of the International Council of Shopping Centers and on the Board of Governors of NAREIT provides the Board of Directors with a global understanding of REITs and current industry and market trends.

F. Patrick Hughes, age 63, has been a Director of the Company since October 2003.  Mr. Hughes is currently the Chair of the Audit Committee and a member of the Executive Compensation and Nominating and Corporate Governance Committees.  Mr. Hughes is a Certified Public Accountant.  Mr. Hughes has been the President of Hughes & Associates, LLC since October 2003.  In addition, Mr. Hughes was a Director for Nottingham Properties, Inc. from 2001 to 2007 and Chairman of the Board of Directors from 2006 to 2007.  Mr. Hughes previously served as the Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.  Mr. Hughes is also a Trustee of the State Retirement and Pension System of Maryland and serves on its Investment Committee and is Chairman of its Audit Committee.  Mr. Hughes also serves on the Board of Directors of the John Hopkins Prostate Cancer Advisory Board and as the Chair on the Advisory Board for the John Hopkins University Real Estate Institute.  Mr. Hughes served on the Board of Directors of Hoffberger Holdings, LLC from 2001 to 2008, St. Ignatius Loyola Academy 1994 to 2009 and Society of St. Sulpice-Financial Advisory Board from 1982 to 2009.  Mr. Hughes received his B.A. from Loyola University in Maryland and his Executive M.B.A. from the Sellinger School of Business in Baltimore, Maryland.

Key experience and qualifications to serve on the Board of Directors include:

●	39 years of progressive commercial real estate experience.

●	Financial expertise and extensive experience with capital markets transactions and investments in both public and private companies.

●
Experience as the founder and CEO of Mid-Atlantic Realty Trust provided Mr. Hughes with real estate industry and entrepreneurial experience which allows him to evaluate the Company’s business climate, strategy and new business opportunities.

Frank Lourenso, age 70, has been a Director of the Company since December 1991.  Mr. Lourenso has been an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990.  Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990.  Mr. Lourenso is a member of the Board of Trustees of St. Joseph’s College. Mr Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:

●
Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.

●	Expertise in management oversight and financial matters relating to complex global organizations.

Colombe M. Nicholas, age 66, has served as a consultant since 2002 to Financo Global Consulting, the international consulting division of Financo, Inc., focusing on identifying expansion opportunities and providing growth advice to companies.  Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdales’s and R.H. Macy.  From the 1980s to 2000, Ms. Nicholas has served as President and Chief Executive Officer of Anne Klein Group, President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corporation and President and Chief Executive Officer of Christian Dior New York.  While at Christian Dior New York, Ms. Nicholas led sales growth from $125 to $425 million.  Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc. and The Mills Corporation.  Ms. Nicholas currently serves on the Board of Directors of Tandy Brand Accessories and Herbalife International and on the Business Advisory Board of the University of Cincinnati College of Law. Ms. Nicholas has a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:

●	Over 10 years experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.

●
Experience as President and Chief Executive Officer at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.

●	Experience through service on other public company boards and knowledge of corporate governance best practices in publicly-traded companies in today’s business environment.

Richard Saltzman, age 54, has been a Director of the Company since July 2003.  Mr. Saltzman is a member of the Executive Compensation and Nominating and Corporate Governance Committees.  Mr. Saltzman has served since May 2003 as the President of Colony Capital LLC, a global real estate investment management firm where Mr. Saltzman shares responsibility for the firm’s global operations and guides the strategic planning, acquisition and asset management activities of Colony and oversees new business initiatives.  Mr. Saltzman has been the CEO, President and a Director of Colony Financial Inc. (NYSE listed-CLNY) since September 2009. Prior to joining Colony Capital LLC, Mr. Saltzman was a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time. Mr. Saltzman has a B.A. from Swarthmore College and an M.S. from Carnegie-Mellon University.

Key experience and qualifications to serve on the Board of Directors include:

●	More than 30 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.

●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.

●	Over 20 years of direct experience interacting in various capacities with the Company.

Vote Required

Nominees for director shall be elected by a majority of the votes cast in person or by proxy.  A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee.  For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

General Information About the Board of Directors

Term of Office.  All directors of the Company serve terms of one year and until the election and qualification of their respective successors.

Attendance at Board of Directors Meetings and 2010 Annual Meeting.  The Board of Directors met nine times in person or telephonically in 2010.  All of the current members of the Board of Directors attended at least 89% of the meetings held during their tenure.  All of the Directors of the Board of Directors were in attendance at the 2010 Annual Meeting of Stockholders held on May 5, 2010.  Our Director attendance policy is included in our Corporate Governance Guidelines, which are available through the Investor Relations/Corporate Governance/Highlights/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Communications with Directors.  The Audit Committee and the non-management directors have established procedures to enable anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Director or the non-management directors by sending a letter by mail addressed to the Board of Directors, the Lead Director or the non-management directors c/o Secretary of the Company, Kimco Realty Corporation, 3333 New Hyde Park Road, New Hyde Park, New York, 11042-0020.  The Board of Directors has designated Richard G. Dooley as its Lead Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate Directors.

Director Independence

Our Board of Directors has adopted a formal set of categorical independence standards for directors.  These categorical standards specify the criteria by which the independence of our Directors will be determined, including guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.  These categorical standards meet, and in some areas exceed, the listing standards of the New York Stock Exchange (“NYSE”).  The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines, through the Investor Relations/Corporate Governance/Highlights/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

In accordance with these categorical standards and the listing standards of the NYSE, the Board of Directors undertook its annual review of the independence of its Directors on February 8, 2011.  During this review, the Board of Directors considered transactions and relationships between each Director or members of his immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between Directors or members of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder).  The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following nominees for Director are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing requirements:

Joe Grills	Richard G. Dooley
Frank Lourenso	F. Patrick Hughes
Philip E. Coviello	Richard Saltzman

On February 17, 2011, in anticipation of the election, subject to stockholder approval, of Colombe M. Nicholas to the Board of Directors, the Board of Directors considered transactions and relationships between Ms. Nicholas or members of her immediate family and the Company (or any entity of which Ms. Nicholas or an immediate family member is an executive officer, general partner or significant equity holder).  The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that Ms. Nicholas is independent. As a result of this review, the Board of Directors affirmatively determined Ms. Nicholas is independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing requirements.

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 48.

In addition, none of the Directors’ family members serves as an executive officer of the Company.

Corporate Governance

Board Leadership Structure. The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the Chief Executive Officer (the “CEO”) in recognition of the differences between the two roles.  The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO, and presides over meetings of the full Board of Directors.  Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is therefore not “independent,” the Board of Directors has appointed the Chairman of the Nominating and Corporate Governance Committee, Richard G. Dooley, as Lead Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE.

Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company.  Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices.  Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●
Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company.  The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate.  The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.  The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.  The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies.  Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk and function.

●
Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors Committees.  The Company’s Nominating and Corporate Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to support the highest standards of business ethics.  The Committee is briefed by our General Counsel’s office and others that participate in our whistleblower hotline as to any alleged violations of our codes of conduct and business ethics.

●
Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that support an appropriate level of risk-taking behavior consistent with the Company’s business strategy.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

Committees of the Board of Directors

The following table identifies the current committee chairs and members:

	Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Independent Directors
Philip E. Coviello	X	X	X
Richard G. Dooley	X	X	C

	Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Joe Grills	X	C	X
F. Patrick Hughes	C	X	X
Frank Lourenso
Richard B. Saltzman		X	X

Management Directors
Milton Cooper
David B. Henry
(C) Chair
(X) Member

Audit Committee.  The Audit Committee currently consists of Mr. Hughes, who is chairman of the Audit Committee, and Messrs. Dooley, Grills and Coviello, all of whom are independent directors.  Seven meetings of the Audit Committee were held in person or telephonically during 2010.  Messrs. Hughes, Dooley, Grills and Coviello are each an “audit committee financial expert”, as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and are “independent” from the Company as defined by the current listing standards of the NYSE. The Audit Committee operates under a written charter, as amended, adopted by the Board of Directors.  A copy of the Audit Committee Charter, as amended, is available through the Investor Relations/Corporate Governance/Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes.  The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including  the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors.  The Audit Committee receives regular reports from management regarding the Company’s assessment of risks.  In addition, the Audit Committee reports regularly to the Board of Directors.  The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors.  While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate.  The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Executive Compensation Committee.  The Executive Compensation Committee currently consists of Mr. Grills, who is chairman of the Executive Compensation Committee, and Messrs. Dooley, Hughes, Saltzman and Coviello, all of whom are independent directors.  The Board of Directors has established an Executive Compensation Committee to: (i) review (in consultation with management or the Board of Directors), recommend to the Board of Directors for approval and evaluate the compensation plans, policies and programs of the Company, especially those regarding executive compensation; and (ii) determine the compensation of the chief executive officer and all other executive officers of the Company.

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation – that is, changes in base salary, bonus payments and equity awards – of the CEO.  For other named executive officers, the Executive Compensation Committee reviews their performance against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis (“CD&A”) beginning on page 19.

Seven meetings of the Executive Compensation Committee were held in person or telephonically during 2010.  The Executive Compensation Committee operates under a written charter adopted by the Board of Directors.  A copy of the Executive Compensation Committee Charter is available through the Investor Relations/Corporate Governance/Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Board of Directors and Executive Compensation Committee, in consultation with management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements.  As a result of this review, management has determined, and the Board of Directors has affirmed management’s determination, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks.  The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile.  Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business plan.  The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. The Company’s benefits and retirement plans are not linked to performance. There is an annual performance-based bonus program for employees that provides a discretionary award based on the respective level in the Company, individual performance and overall Company performance.  While the Company’s bonus program for its leasing personnel is tied to personal production for new lease deals and renewals, the Executive Compensation Committee and management are comfortable that this bonus opportunity fairly incentivizes leasing personnel without being excessive.  In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, funds from operations, results from operations, contributions from real estate investment programs and operating businesses, financial considerations, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist primarily of restricted stock and stock options. These awards are intended to further link recipients’ interests with stockholder interests. The Company’s Executive Severance Plan and employment agreements with its NEOs and certain members of management also provide severance protections.  Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk-taking. The Executive Compensation Committee believes that it is not overly reliant on any single measure of performance and assesses actual results against each performance measure as well as taking into account overall performance against targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

Nominating and Corporate Governance Committee.  The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee, and Messrs. Grills, Hughes, Saltzman and Coviello, all of whom are independent directors as defined by the rules of the NYSE.  The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors, to fill vacancies on the Board of Directors that may arise from time-to-time and senior management succession.  The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders, provided such recommendations are submitted in writing ninety days in advance of the anniversary of the preceding year’s annual meeting of stockholders.  Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement.  Recommendations should be submitted to the Secretary of the Company.  In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds.  We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment.  The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position.  These factors include, but are not limited to, the ability to make independent analytical inquiries; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment; understanding of the Company’s business on a technical level; other board service and educational and professional background.  In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility.  The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole.  The Company’s approach favors active deliberation rather than using rigid formulas to assign relative weights to these factors.  Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of the Board of Directors with respect to these factors.  Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and for developing and implementing the Company’s (i) Corporate Governance Guidelines that apply to all of its directors and management and (ii) Code of Business Conduct and Ethics for all of its directors and employees.  The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company’s compliance with all NYSE listing requirements.  Four meetings of the Nominating and Corporate Governance Committee were held in person or telephonically during 2010. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors.  Copies of the Nominating and Corporate Governance Committee charter, the Corporate Governance Guidelines, and the Code of Business Conduct and Ethics are available through the Investor Relations/Corporate Governance/Highlights section of the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests it.

The Nominating and Corporate Governance Committee at the Company is responsible for reviewing the leadership structure of the Board of Directors.  As part of this review, the Committee evaluates (i) whether to have a Lead Director, (ii) the responsibilities of the positions of Chairman of the Board of Directors and Lead Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer.  The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors.  The Board of Directors has named Richard G. Dooley as its Lead Director. In this capacity, Mr. Dooley is designated to chair executive sessions of the Company’s Non-Management Directors and to act as a liaison between management and other independent directors.

Attendance at Committee Meetings. Each of the Directors comprising these various Committees of the Board of Directors attended at least 91% of all meetings of such Committees held during their tenure.

Meetings of Non-Management Directors. The Non-Management Directors meet in executive session at each in-person Board of Directors meeting, and more frequently if necessary. “Non-Management” Directors are all those Directors who are not employees of the Company.  The Non-Management Directors consist of Messrs. Dooley, Grills, Hughes, Lourenso, Saltzman and Coviello.

Executive Officers

The following table sets forth information with respect to the executive officers of the Company as of March 15, 2011.

Name	Age	Position	Joined Kimco
Milton Cooper	82	Executive Chairman of the Board of Directors	Co-Founder

David B. Henry	62	Chief Executive Officer,	2001
		President and
		Vice Chairman of the Board of Directors
Michael V. Pappagallo	52	Chief Operating Officer -	1997
		Executive Vice President
Glenn G. Cohen	47	Chief Financial Officer -	1995
		Executive Vice President and
		Treasurer
Barbara M. Pooley	50	Chief Administrative Officer -	2007
		Executive Vice President

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to re-election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2011 Annual Meeting of Stockholders.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 4 for information regarding Milton Cooper and David B. Henry.

Michael V. Pappagallo was appointed Chief Operating Officer of the Company in April 2010, previously Chief Financial Officer, a position he assumed in May 1997. Mr. Pappagallo directs the implementation of the Company’s business strategy as well as the day to day activities of its shopping center business. Prior to joining Kimco in 1997, Mr. Pappagallo was the Chief Financial Officer of G.E. Capital’s Commercial Real Estate Financing business, and held various other financial and business development positions. Mr. Pappagallo’s background also includes nine years at the accounting firm KPMG LLP, where he served as Senior Manager in the audit group, with serving a variety of clients in industries ranging from financial services to manufacturing. Mr. Pappagallo received an accounting degree from Iona College in New Rochelle, NY in 1981. He is a Certified Public Accountant and a member of NAREIT and ICSC.

Glenn G. Cohen was appointed Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. Prior to joining Kimco in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen received a Bachelor of Science degree in accounting from the State University of New York at Albany in 1985. He is a Certified Public Accountant.

Barbara M. Pooley was appointed Chief Administrative Officer of the Company in June 2010. Ms. Pooley is responsible for the business support functions of Kimco’s operations including property planning, analysis & reporting, lease & property administration as well as information technology. Ms. Pooley also oversees Kimco’s corporate programs including investor relations, communications, corporate governance and social responsibility. Ms. Pooley joined Kimco in 2007 and prior to her current role, served as Senior Vice President, Finance & Investor Relations. Before joining Kimco, Ms. Pooley held the position of Senior Vice President, Investor Relations at Colonial Properties Trust. Other prior positions include Vice President, Human Resources at CSX World Terminals and experience as a certified public accountant in the tax practice at BDO Seidman, LLP. Ms. Pooley began her career in the finance group at Unisys Corporation. Ms. Pooley holds a Bachelor of Science in finance from the University of Maryland at College Park. Ms. Pooley is a Certified Public Accountant as well as a certified compensation professional.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information available to the Company, as of March 7, 2011, with respect to shares of its Common Stock and Class F, Class G and Class H Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

	Shares Owned Beneficially (#)							Percent of Class (%)
Name & Address (where required) of Beneficial Owner	Common			Class F	Class G		Class H	Common	Class F(1)	Class G(1)	Class H(1)

The Vanguard Group Inc.	41,651,954	(2)		-	-		-	10.2	-	-	-
100 Vanguard Blvd
Malvern, PA 19355

BlackRock, Inc.	30,241,745	(3)		-	-		-	7.4	-	-	-
40 East 52nd Street
New York, NY 10022

Cohen & Steers Inc.	27,769,547	(4)		-	-		-	6.8	-	-	-
280 Park Ave. 10th Floor
New York, NY 10017

FMR, LLC	24,045,938	(5)		-	-		-	5.9	-	-	-
82 Devonshire Street
Boston, MA 02109

APG Asset Management US Inc.	22,309,566	(6)		-	-		-	5.5	-	-	-
666 Third Ave.
New York, NY 10017

Milton Cooper	12,144,288	(7	)(8)	-	-		-	3.0	-	-	-
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042

David B. Henry	1,380,205	(9)		-	-		-	*	-	-	-
Michael V. Pappagallo	1,229,602	(10)		-	-		-	*	-	-	-
Frank Lourenso	401,887	(11)		-	-		-	*	-	-	-
Richard G. Dooley	393,715	(12)		-	-		-	*	-	-	-
Glenn G. Cohen	356,279	(13)		-	-		-	*	-	-	-
Joe Grills	271,885	(14)		-	-		-	*	-	-	-
Richard Saltzman	189,371	(15)		-	-		-	*	-	-	-
F. Patrick Hughes	179,825	(16)		-	-		-	*	-	-	-
Philip E. Coviello	73,701	(17)		5,000	8,500	(18)	-	*	-	-	-
Barbara M. Pooley	60,661	(19)		-	2,687		-	*	-	-	-

All Directors and executive officers
as a group	16,681,418			5,000	11,187		-	4.3	-	-	-

*	Less than 1%

(1)	Not applicable. The Company’s Class F, Class G and Class H Preferred Stock are not voting securities of the Company.

(2)
The Company has received a copy of Schedule 13G as filed with the SEC by Vanguard Group Inc. (“Vanguard”) reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G, Vanguard has sole voting power with respect to 505,907 shares and has sole dispositive power for 41,146,047 shares and shared dispositive power for 505,907 shares.

(3)
The Company has received a copy of Schedule 13G as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G, BlackRock has sole voting power and sole dispositive power with respect to 30,241,745 shares.

(4)
The Company has received a copy of Schedule 13G as filed with the SEC by Cohen and Steers Inc. (“Cohen and Steers”) reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G, Cohen and Steers has sole voting power with respect to 23,793,059 shares and has sole dispositive power for 27,769,547 shares.

(5)
The Company has received a copy of Schedule 13G as filed with the SEC by FMR, LLC. (“FMR”) reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G, FMR has sole voting power with respect to 16,102,016 shares and has sole dispositive power for 24,045,938 shares.

(6)
The Company has received a copy of Schedule 13G as filed with the SEC by APG Asset Management US Inc. (“APG”) reporting ownership of these shares as of December 31, 2010.  As reported in said Schedule 13G, APG has sole voting power and sole dispositive power with respect to 22,309,566 shares.

(7)
Includes 195,000 shares held by a foundation controlled by Mr. Cooper.  Does not include 760,470 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership.  Includes options or rights to acquire 1,501,625 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 84,180 shares of restricted stock.

(8)
Excludes 2,065,358 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 10% of the outstanding equity. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares.

(9)
Does not include 900 shares owned by Mr. Henry’s children, as to all of which Mr. Henry disclaims beneficial ownership.  Includes options or rights to acquire 1,071,625 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 84,180 shares of restricted stock.  Includes 110,900 shares held in a margin account.  Includes 75,000 shares of Common Stock in accordance with Mr. Henry’s employment agreement if Mr. Henry is employed by the Company on April 2, 2011 or upon a termination without cause or is employed at the time of a Change in Control (as defined below) occurring prior to April 2, 2011.

(10)
Includes 326,013 shares held by Pappagallo Family Holdings LLC, a limited liability company in which Mr. Pappagallo owns a majority of the equity interest and is a co-managing member with his spouse.  Includes options or rights to acquire 812,014 shares of Common Stock that are exercisable within 60 days of March 7, 2011and 61,575 shares of restricted stock.  Includes 326,013 shares held in a margin account.

(11)
Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership.  Includes 500 shares held by Mr. Lourenso as trustee for the benefit of his granddaughter.  Does not include 4,174 shares owned by Mr. Lourenso’s children, as to all of which Mr. Lourenso disclaims beneficial ownership.  Includes options or rights to acquire 186,000 shares of Common Stock that are exercisable within 60 days of March 7, 2011and 14,625 shares of restricted stock.

(12)	Includes options or rights to acquire 186,000 shares of Common Stock that are exercisable within 60 days of March 7, 2011and 14,625 shares of restricted stock.

(13)
Includes 412 shares held by Mr. Cohen for his children.  Includes options or rights to acquire 287,789 shares of Common Stock that are exercisable within 60 days of March 7, 2011and 25,935 shares of restricted stock.  Includes 33,023 shares held in a margin account.

(14)
Includes options or rights to acquire 186,000 shares of Common Stock that are exercisable within 60 days of March 7, 2011and 14,625 shares of restricted stock.  Includes 15,000 shares held in a margin account.

(15)
Includes 50 shares held by Mr. Saltzman for his son.  Includes options or rights to acquire 152,250 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 14,625 shares of restricted stock.

(16)	Includes options or rights to acquire 146,626 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 14,625 shares of restricted stock.

(17)
Includes 4,500 shares held in a Testamentary Trust in which Mr. Coviello is a trustee.  Does not include 6,500 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership.  Includes options or rights to acquire 26,000 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 15,459 shares of restricted stock.

(18)	Includes 1,000 shares held in a Testamentary Trust in which Mr. Coviello is a trustee.

(19)	Includes options or rights to acquire 26,050 shares of Common Stock that are exercisable within 60 days of March 7, 2011 and 30,909 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We pay our named executive officers, or NEOs, using salary, bonus and equity awards.  We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention.  We also recognize that our NEO pay must compete with what comparable employers pay.  For 2010, our NEOs were:

●	Milton Cooper, Executive Chairman of the Board of Directors;

●	David B. Henry, President, Chief Executive Officer and Vice Chairman of the Board of Directors;

●	Michael V. Pappagallo, Executive Vice President and Chief Operating Officer;

●	Glenn G. Cohen, Executive Vice President and Chief Financial Officer; and

●	Barbara M. Pooley, Executive Vice President and Chief Administrative Officer.

Our Board of Directors has an Executive Compensation Committee (the “Committee”) that administers and monitors what and how we pay our NEOs and other executives.  The Committee held seven meetings in person or by phone during 2010.  The Committee is comprised of Joe Grills (Chairman), Philip Coviello, Richard Dooley, Richard Saltzman, and F. Patrick Hughes.

For us, 2010 was a transitional year where all five of our NEOs assumed new scope of responsibilities.  Our compensation decisions in 2010 emphasized teamwork, collaboration and the ability of our NEOs to successfully execute, amidst tough economic times, our vision as the premier owner and operator of retail shopping centers with our core business operations focusing on owning and operating neighborhood and community shopping centers through investments in North America, Canada and Latin America.

Elements of our Executive Compensation Program

On March 15, 2010, the Committee approved the general terms of an executive compensation program (the “Program”) intended to enhance our pay-for-performance compensation practices to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.  The component parts of the Program are:

●	Cash compensation, consisting of base salary and performance-based annual bonus opportunity;

●
Equity compensation, consisting of stock options and performance share awards granted pursuant to a new omnibus equity plan (adopted to provide the Company with the flexibility to award a variety of equity-based and cash compensation awards, including performance awards);

●	Non-renewal of existing employment agreements;

●
Amendments to existing employment agreements which eliminate guaranteed bonuses (with the exception of Mr. Cohen whose guaranteed bonus was eliminated on December 31, 2010) during the remainder of their terms and which provide for a “double-trigger” change in control severance arrangement; and

●	Adoption of an executive severance plan to replace the terms in the employment agreements that are not being renewed.

Performance-Based Annual Bonus
●     Goal: Motivate NEOs based on the Company’s corporate / financial and individual performance for the fiscal year.

●     Targets are determined by the Committee and based on meeting an achievement level of 100% of the Company’s corporate / financial performance (60% based on actual funds from operations (“FFO”) relative to target FFO for the fiscal year) and individual performance targets (40%) for the fiscal year. On a diluted per share basis, target FFO for fiscal year 2010 was $1.12.

●     Reviewed annually by the Committee and subject to change.

●     Goal: Provide fixed compensation giving a measure of certainty and predictability.

●     Determined based on individual qualifications and experience, scope of responsibilities, future potential, the goals and objectives established for each NEO, past performance and the practices of the Company’s peer group.

●     Reviewed annually by the Board of Directors and the Committee and subject to change.

●     Goal: Equity incentive for NEOs linked to Company’s performance that encourages alignment with stockholders and long-term retention.

●     Half of shares covered by equity awards awarded in form of performance shares.

●     Each performance share award provides for the grant of restricted shares in the year following the date the performance shares are awarded.

●     Actual grant of restricted shares based on Company’s total stockholder return in performance year relative to Company’s peer group and NAREIT retail peers.

●     If Company’s total stockholder return for performance year is less than minimum  target level, no restricted stock is granted.

●     The restricted shares vest ratably over three years.

●     Goal: Equity incentive for NEOs encouraging alignment with the Company’s stockholders and long-term retention.

●     Half of shares covered by equity awards awarded in form of stock options.

●     Stock options vest ratably over 4 years.

CASH COMPENSATION
Base Salary

Performance Shares and Restricted Stock

EQUITY COMPENSATION
Stock Options

Base Salary

The Committee has determined not to renew the Company’s existing employment agreements with the NEOs.  However, the Committee considered the base salaries specified in the Company’s existing employment agreements as follows:

●
Mr. Henry’s employment agreement specifies a base salary of $700,000 subject to annual review.  For 2010, Mr. Henry received a base salary of $750,000 in recognition of his increased responsibilities as the Company’s Chief Executive Officer.

●
Mr. Cooper, the Executive Chairman of the Board of Directors, received a base salary of $750,000 in 2010 in recognition of his assumption of the senior leadership role associated with the office of Executive Chairman.  Mr. Cooper has no employment agreement.

●
Mr. Pappagallo’s employment agreement specifies a base salary of $700,000.  In connection with Mr. Pappagallo’s appointment as the Company’s Chief Operating Officer, Mr. Pappagallo’s base salary was increased from $700,000 to $750,000 effective April 26, 2010.  Accordingly, Mr. Pappagallo received a base salary of $734,615 in 2010.

●
Mr. Cohen’s employment agreement specifies a base salary of $425,000.  On August 4, 2010, in recognition of Mr. Cohen’s increased responsibilities due to his appointment as the Company’s Chief Financial Officer, the Committee increased Mr. Cohen’s base salary to $500,000 on an annualized basis, effective July 1, 2010.  Prior to July 1, 2010, Mr. Cohen’s base salary was $440,000.  Accordingly, Mr. Cohen received a base salary of $470,000 in 2010.

●
The Company and Ms. Pooley agreed to terminate Ms. Pooley’s employment agreement on December 17, 2010, prior to her appointment as an executive officer.  Ms. Pooley received a base salary of $402,846 in 2010.

In determining these base salaries, the Committee considered each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula.  We did not seek a specific target within our peer group.  Base salary increases, if any, are based upon the performance of each NEO as assessed by the Committee and recommended to the Board of Directors.  No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO.

Annual Incentive Plan

Under the Program, each NEO is eligible to receive an annual cash bonus based on the Company’s corporate / financial performance against targets and such NEO’s individual performance.  For each NEO’s annual bonus for 2010, 60% is based on the Company’s corporate / financial performance against targets as measured by the Company’s FFO (1) for the performance year compared to the Company’s target FFO for the performance year, and 40% is based on individual performance as evaluated by the Committee.  The table below shows the percent of the Total Annual Target Bonus each NEO would receive based on achievement of threshold, target and maximum levels for corporate / financial performance and individual performance.

	Performance Criteria	Weight as Percent of Target Bonus	Annual Incentive Component Earned as Percent of the Total Annual Target Bonus*
			Threshold	Target	Maximum

Corporate / Financial Performance		60%	30%	60%	90%

●	Threshold level achieved if FFO is 90% of target FFO

●	Target level achieved if FFO is 100% of target FFO

●	Maximum level achieved if FFO is 110% of target FFO

Individual Performance		40%	10%	40%	60%

●	Evaluation of individual NEO performance by the Executive Compensation Committee

Total Annual Bonus Paid		100%	40%	100%	150%

* The annual bonus is interpolated between the threshold and target, and target and maximum performance levels.

_________________________

(1)
We calculate FFO from net income / (loss) available to the Company’s common stockholders, as shown on our Consolidated Statements of Operations, excluding gains from sales of depreciated property, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures and adjustments for unrealized remeasurement of derivative instruments.  We believe that FFO is an important metric in determining the success of our business as a real estate owner and operator.

The table below shows the target bonus and the bonus actually earned in 2010 for each NEO.  In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Henry’s recommendations, and the peer group practices discussed in “Comparison to Competitive Market.”  The Committee awarded 2010 bonuses based on the following analysis of our corporate / financial performance and each NEO’s individual performance:

●
Corporate / Financial Performance.  In 2010, the Company’s target FFO was $1.12 on a diluted per share basis.  After the Committee considered the Company’s actual 2010 FFO, adjusted for early debt extinguishment charges, the Committee’s payout for the corporate financial incentive was based on an achievement of 103.6% of target FFO, which resulted in a payout for the corporate financial incentive of approximately 71% of each NEO’s 2010 total target bonus.*

●
Individual Performance.  The Committee’s evaluation of each NEO’s individual performance is detailed below in “Analysis of Each NEO’s Compensation.”  In consideration of the NEOs’ individual performance criteria and collaborative efforts to successfully refocus the Company on its core assets and business in 2010, the Committee agreed to award each NEO individual performance bonuses of approximately 46% of each NEO’s 2010 total target bonus.

●
Calculation of Total 2010 Bonus.  The bonuses actually received by each NEO are determined by adding the corporate / financial performance bonus and the individual performance bonus together.  Thus, each NEO earned a total 2010 bonus of approximately 117% of his or her 2010 total target bonus, adding the payouts of approximately 71% based on corporate / financial performance and approximately 46% based on individual performance.

2010 NEO Bonuses
	2010 Target Bonus		2010 Bonus Earned
Milton Cooper	$750,000		$876,818
David B. Henry	$750,000		$876,818
Michael V. Pappagallo	$637,500	(1)	$745,295
Glenn G. Cohen	$215,000	(2)	$251,355
Barbara M. Pooley	$195,000	(3)	$227,973

_________________________

(1)
On August 4, 2010, in recognition of Mr. Pappagallo’s promotion to Chief Operating Officer, the Committee approved on an annualized basis a target bonus equal to $750,000, based upon an achievement level of 100% of the Company’s performance and individual performance targets for 2010, effective July 1, 2010.  Prior to July 1, 2010, Mr. Pappagallo’s target bonus was $525,000.

(2)
On August 4, 2010, in recognition of Mr. Cohen’s promotion to Chief Financial Officer, the Committee approved on an annualized basis a target bonus equal to $250,000, based upon an achievement level of 100% of the Company’s performance and individual performance targets for 2010, effective July 1, 2010.  Prior to July 1, 2010, Mr. Cohen’s target bonus was $180,000.

(3)	The Committee did not establish a target bonus for Ms. Pooley in 2010 because she became a NEO in December 2010. Management established a $195,000 target bonus for Ms. Pooley in 2010.

_________________________
* The corporate financial incentive is calculated as follows. If the company achieves its threshold target of 90% of target FFO, then the base corporate financial incentive paid is 30% of the NEO’s target bonus. Each additional percentage point of achieved FFO between 90% and 110% of target FFO results in a 2.67% increase in the amount of the NEO’s target bonus, capped at an amount of 90% of the NEO’s target bonus. In 2010, the company achieved 103.6% of its target FFO, resulting in each NEO being paid a corporate financial incentive of 30% (the base amount for achieving the threshold target of 90% target FFO) + 41% (the specific amount for achieving 103.6% of target FFO), for a total corporate financial incentive payout of approximately 71% of each NEO’s target bonus.

Long-Term Incentive Plan

The Program provides for a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs.  The target number of shares underlying the long-term incentive equity awards were established in March for the calendar year 2010.

One-half of the shares covered by the equity awards are awarded in the form of time-vesting stock options.  For 2010, the stock options were granted under the Second Amended and Restated 1998 Equity Participation Plan of Kimco Realty Corporation (restated February 25, 2009), as such plan may be amended from time to time. The actual option awards granted are set out in the “Summary Compensation Table” below.

One-half of the shares covered by the equity awards were awarded in the form of performance shares.  The performance share awards were granted under the Kimco Realty Corporation 2010 Equity Participation Plan.  Each performance share award provides for the grant of restricted shares in the year following the date the performance shares are awarded based on the Company’s total stockholder return in the performance year compared to the Company’s peer group and NAREIT retail peers (and if the Company’s total stockholder return for the performance year is less than the minimum target level then no restricted stock is granted).  If the Company’s relative total stockholder return in a performance year results in restricted stock being awarded with respect to such year, the restricted stock awards are subject to transfer restrictions and forfeiture conditions until such awards become vested.

Restricted Stock Awards Granted with respect to Earned Performance Shares Based on Company’s Total Stockholder Return
	Company’s 1 Year Total Stockholder Return Percentile in Peer Group
	25%	50%	75%
Restricted Stock Granted*	50%	100%	150%

* Restricted stock is granted on a linear scale between the 25% and 75% performance percentile.

The table below shows the target performance share awards.  In establishing the target performance share awards, we used our business judgment to determine the most appropriate equity compensation to recognize the potential of our executives for our business and retain our executives for the long term.  We also considered the qualitative factors discussed in “Analysis of Each NEO’s Compensation,” Mr. Henry’s recommendations, and peer group practices discussed in “Comparison to Competitive Market.”

2010 Target Performance Share Awards
Amount of 2010 Target Performance Shares(1)
Milton Cooper	42,900
David B. Henry	42,900
Michael V. Pappagallo	30,000
Glenn G. Cohen	14,800
Barbara M. Pooley	10,300

_________________________

(1)
The “Stock Awards” column of the “Summary Compensation Table” below discloses the value of the restricted stock received by the NEOs in 2010 based on their performance share awards and the Company’s total stockholder return.

The 2010 peer group used to determine relative total stockholder return for the amount of restricted stock awards consists of the following companies.  We review the composition of our peer group on an annual basis and thus the members of our peer group are subject to change.

Acadia Realty Trust	The Macerich Company
Agree Realty Corp.	Marriott International Inc.
Alexander’s Inc.	National Retail Properties Inc.
AMB Property Corp.	Pennsylvania Real Estate Investment Trust
Avalon Communities Inc.	ProLogis
Boston Properties Inc.	Public Storage
Brookfield Properties Corp.	Ramco-Gershenson Properties Trust
CBL & Associates Properties Inc.	Realty Income Corporation
Cedar Shopping Centers Inc.	Regency Centers Corp.
Developers Diversified Realty Corp.	Saul Centers Inc.
Duke Realty Corp.	Simon Property Group Inc.
Equity One Inc.	SL Green Realty Corp.
Equity Residential	Starwood Hotels & Resorts Worldwide Inc.
Federal Realty Investment Trust	Tanger Factory Outlet Centers Inc.
Getty Realty Corp.	Taubman Centers Inc.
Glimcher Realty Trust	Urstadt Biddle Properties Inc.
Host Hotels & Resorts Inc.	Ventas Inc.
Inland Real Estate Corp.	Weingarten Realty Investors
Kite Realty Group Trust

The vesting schedule for the stock options, performance shares and restricted stock is set forth below:

			Performance Year	Year 1	Year 2	Year 3	Year 4
Performance Shares:
	●	Performance shares granted in the performance year.	Performance Shares awarded; none vested.	Restricted stock granted (based on performance shares earned); none vested.	33%	33%	33%
	●	In Year 1, restricted stock granted based on performance shares earned from Company’s total stockholder return in the performance year.

	●	Restricted stock vests ratably over three years, starting in Year 2.

			Grant Year	Year 1	Year 2	Year 3	Year 4
Stock Options:
●	Vests ratably over four years starting in Year 1.		Stock Options granted; none vested.	25%	25%	25%	25%

Analysis of Each NEO’s Compensation

Since this was a transitional year with these NEOs having a new scope of responsibilities, the Committee considered the following factors as a whole in determining each NEO’s salary and the individual performance component of each NEO’s annual bonus.  Individual members of the Committee may have given different weight to different factors.  We also considered our CEO’s evaluation of our individual executives’ performance and his recommended set of compensation actions for all NEOs.  We use our business judgment to determine the most appropriate compensation in order to recognize the contributions and potential of our executives.

Milton Cooper, David Henry and Michael Pappagallo

The Committee generally sought to comparably compensate Messrs. Cooper, Henry, and Pappagallo.  This approach reflects our philosophy that these NEOs are partners who together contribute to our corporate performance.  Compensation of these NEOs was based on an assessment of their contributions toward our successful corporate performance, described in the qualitative performance factors for each NEO below.

In 2010, Mr. Cooper earned a base salary of $750,000, earned an incentive cash bonus of $876,818, and received equity awards with a value as of February 17, 2011 of $1,145,430.  In 2010, Mr. Henry earned a base salary of $750,000, earned an incentive cash bonus of $876,818, and received equity awards with a value as of February 17, 2011 of $1,145,430.  In 2010, Mr. Pappagallo earned a base salary of $734,615, earned an incentive cash bonus of $745,295, and received equity awards with a value as of February 17, 2011 of $801,000.  This compensation reflects our desire to appropriately motivate our NEOs who have the highest level of responsibility for our corporate performance.

For Mr. Cooper, the following qualitative performance factors were considered in determining his compensation:

●
Generated roughly $130 million of cash proceeds from disposition of non-shopping center assets including Albertsons, various urban assets, marketable equity and debt securities, and various non-retail preferred equity investments.

●	Guided the acquisition of three wholly owned shopping centers and an out parcel totaling $80 million.

●	Oversaw new institutional joint venture alliances with CPP, BIG, Cisterra, and Sun Life among others.

●
Guided the establishment of a corporate sustainability committee and implementation of several key sustainability initiatives involving solar, waste and recycling, lighting and irrigation retrofits, and cool roofs.

●
Provided support, guidance, and development of senior leaders evidenced by having succession in place with the departure of David Lukes, appointing Michael Pappagallo to Chief Operating Officer, Glenn Cohen to Chief Financial Officer, and Barbara Pooley to Chief Administrative Officer.  Regularly meet with and mentor the senior leadership group.

●	Further enhanced outsourcing programs of support functions.

●	Increased ancillary income in 2010 to $10.5 million from $7.7 million in 2009 including increases in temporary leasing at our shopping centers and the establishment of a solar power program.

●	Reduced overall net G&A expense year over year.

For Mr. Henry, the following qualitative performance factors were considered in determining his compensation:

●
Reduced the preferred equity retail portfolio by over 70%, totaling $158 million and completed restructuring of the largest preferred equity portfolio by converting the $200 million Anthem portfolio into a long-term pari-passu joint venture.

●
Developed a simple common vision and strategy which is easily communicated to employees, shareholders, and the analyst community and created a corporate executive council of senior leaders charged with reviewing key strategic goals and business plans and monitoring finance and operating results.

●
Re-invigorated new business acquisitions with the appointment of new acquisition leaders and creating a separate risk management function, growing assets under management by selectively acquiring properties and building an active pipeline for institutional joint ventures and the core portfolio.

●	Actively involved in creating several new joint ventures (CPP, BIG, Sun Life, Cisterra, etc.), and converting preferred equity positions to pari passu ownership interests.

●	Enhanced stock multiple by conducting numerous investor tours, delivering several key industry presentations, and participating in investor and sell-side analyst property tours.

●	Oversaw completion of all Mexico development projects and attained substantial lease up of 80% occupancy.

●	Increased recurring EBITDA by 8.5%.

●
Focused leadership energies and resources to achieve substantial leasing momentum and progress by creating business/leasing/disposition plans for non and low earning assets and accelerated orderly disposition of non-retail assets totaling $130 million.

●	Mentored key leaders to further promote a culture of teamwork, cooperation, and enthusiasm through extensive strategic meetings with key business and corporate leaders.

For Mr. Pappagallo, the following qualitative performance factors were considered in determining his compensation:

●	Leases executed for 60% of the top 20 most valuable vacancies existing at the beginning of 2010 with others in the pipeline and reduced long-term vacancies by 500,000 square feet.

●	Managed pro-rata U.S. occupancy to 92.4% and total pro-rata occupancy (including Latin America & Mexico) to 92.7%.

●	Established formal risk management/underwriting functions and established/conducted bi-weekly update reviews with Structured Investments team relative to strategy/activity of non-core assets.

●
Successful completion of annual business reviews with all regional business leaders and implementation of quarterly reporting process to assess / monitor performance against the shopping center business plans.  Initiated quarterly regional leadership strategy sessions.

●	Introduced a non-strategic asset disposition program focused on high risk and non-strategic shopping centers and set related marketing programs in place.

●	Implemented marketing and events programs at selected properties to improve leasing potential and enhance ancillary income.

●
Implemented strategic operating programs including a corporate sustainability framework, integrating existing and planned program in solar, lighting, trash recycling, etc; and adopted uniform vendor management policies including bidding and vendor selection / management across regions.

●
Enhanced employee relations through increased communications and participation by introducing quarterly post-earnings call town hall meetings; introducing monthly employee recognition program to recognize outstanding achievements; authorized team assimilation program for major departmental / management changes; and significantly increased executive presence in regional offices and on numerous property tours.

●	Sponsored new planning tool used for the Company’s budget and analysis process to further enhance management information for the shopping center business.

Glenn Cohen and Barbara Pooley

With respect to these NEOs, the Committee considered the overall contribution to our business, in a comparable manner to the approach for the other NEOs described above.  The Committee also considered performance in their respective areas of responsibility.  In addition, the Committee considered Mr. Henry’s recommendations.

Mr. Cohen serves as the Company’s Executive Vice President and Chief Financial Officer.  In 2010, Mr. Cohen earned a base salary of $470,000, earned an incentive cash bonus of $251,355, and received equity awards with a value as of February 17, 2011 of $393,945.

For Mr. Cohen, the following qualitative performance factors were considered in determining his compensation:

●
Successfully reduced net debt/recurring EBITDA to 6.3X at 12/31/2010 compared to 6.8X at 12/31/2009.  This was achieved by an absolute reduction of debt by $375 million with funds made available by issuance of $175 million of Perpetual Preferred Stock  combined with the monetization of approximately $130 million of non-retail assets, and a disciplined acquisition and disposition program.

●
Successfully refinanced the CAD $150 million maturing note; used capital markets to issue $175 million of Perpetual Preferred Stock; and strategically took advantage of lower all-in rates on the Company’s unsecured debt to issue a $300 million bond using proceeds to repay early $250 million of debt maturing in 2011, improving the Company’s debt maturity profile and significantly reducing its near term maturity risk.

●
Maintained availability on revolving lines of credit of over $1.5 billion and extended the maturity date on the US $1.5 billion revolver to October 2012 and the CAD $250 million revolver to March 2012.

●	Evaluated and ensured execution of refinancing needs for the Company’s various managed joint ventures by refinancing 14 properties.

●
Continued to enhance the Company’s banking relationships, resulting in our awarding $625 million of capital markets business to 16 different institutions and completing $85 million of mortgage financing with four different brokers.

●
Continued strengthening relationships and communication with key rating agencies including the addition of Fitch who initiated coverage at BBB+/stable. Moody’s upgraded outlook to stable, based on the focus of debt reduction and improvement of coverage ratios.

●
Partnering with various groups and functions across the Company, successfully completed integration and reorganization of the corporate accounting, planning, joint venture, and financial reporting groups to enhance the efficiency and timeliness of financial reporting and affect the enhancement of property level accounting.

●
As the new CFO, assumed full responsibility of the internal audit function and served as primary contact with external auditors, while ensuring objectives and requirements of the Audit Committee were met.

●
Completed a full review of tax compliance services provided by external vendors, implementing a bidding process for our compliance requirements, securing fee reductions of $362,000 and greater efficiency.

Ms. Pooley serves as the Company’s Executive Vice President and Chief Administrative Officer.  In 2010, Ms. Pooley earned a base salary of $402,846, earned an incentive cash bonus of $227,973, and received equity awards with a value as of February 17, 2011 of $415,710.

For Ms. Pooley, the following qualitative performance factors were considered in determining her compensation:

●	Implemented several initiatives to increase and enhance investor understanding of the Company’s strategy and platform:

●
Streamlined strategic messaging for all purposes focused on communicating three core goals: maximizing the Company’s shopping center portfolio; strengthening the balance sheet and reducing its non-retail portfolio;

●	Conducted property tours showcasing the quality of the Company’s properties and increasing awareness of the expertise, experience and strength of the Company’s regional and local management teams;

●	Conceptualized and executed a large-scale Investor Day in September;

●	Improved transparency of financial information through improved supplemental disclosures;

●	Designed and implemented an integrated property budgeting and planning tool using the Hyperion platform; automated budgeting packages for corporate and joint venture reporting;

●	Standardized property planning and reporting framework across international businesses;

●	Developed foundation for a data management platform designed to integrate the Company’s numerous information systems and, in the future, enable systematic query and reporting capabilities;

●	Re-engineered certain property administration functions to enable faster reconciliation of year-end billings with a focus on improving recovery percentages in the future;

●	Developed initial position for the Company’s Corporate Social Responsibility program and enhanced disclosure of current sustainability;

●	Refocused the Company’s marketing efforts by initiating the Company brand identification, standardized & updated leasing signage and employed new technology to enhance property marketing materials.

Comparison to Competitive Market

We review competitive compensation data from a select group of peer companies and broader survey sources.  However, we do not set our NEO pay as a direct function of market pay levels.  Instead, we use market data to help confirm that our pay practices are reasonable.  At the Committee’s direction, its compensation consultant, Towers Watson, gathered competitive market data for our review.  Using this data and NAREIT comparison data supplied by the Company, Towers Watson conducted survey data analysis and provided comment and analysis regarding our peer group.  At the Committee’s request, Towers Watson prepared an annual report summarizing the Company’s peer group, market data and methodology as well as Towers Watson’s findings and recommendations.  This report is discussed with the Committee.  As a primary reference, Towers Watson gathered proxy pay data for REITs with market capitalizations comparable to ours.  Such REITs include:

AMB Property Corp.	Federal Realty Investment Trust	Simon Property Group Inc.
AvalonBay Communities Inc.	Host Hotels & Resorts, Inc.	SL Green Realty Corp.
Boston Properties Inc.	The Macerich Company	Starwood Hotel & Resorts Worldwide Inc.
Brookfield Properties Corp.	Marriott International Inc.	Ventas Inc.
Developers Diversified Realty Corp.	Prologis	Weingarten Realty Investors
Duke Realty Corp.	Public Storage
Equity Residential	Regency Centers Corp.

The Committee considered the Towers Watson information as an input in its decision making process for determining our NEOs’ compensation.  However, the Committee did not use the Towers Watson reports to set targets or benchmarks in making its compensation decisions.  Accordingly, the composition of the Company’s 2010 peer group for the long-term incentive plan is not identical to the REITs sampled by Towers Watson.  Towers Watson reported directly to the Committee and provided no other services besides executive compensation services to the Company.

Additional Compensation Considerations

Discontinued Use of NEO Employment Agreements.  The Committee has determined to discontinue individual employment agreements with the Company’s executive officers.  Accordingly, on March 15, 2010, the Company provided notices of non-renewal with respect to its employment agreements with Messrs. Henry, Pappagallo and Cohen.  The employment agreements for Messrs. Henry and Pappagallo expire on April 14, 2011.  Mr. Cohen’s employment agreement expires on January 31, 2012.  Mr. Cooper does not have an employment agreement.  Ms. Pooley’s employment agreement was terminated on December 17, 2010 by mutual agreement.

Long-Term Incentives — Equity Awards.  The exercise price of stock options granted to our NEOs is 100% of the market closing price of our stock on the date of the grant.  As a general principle, we do not time grants in connection with the release of material non-public information.

Mr. Cooper is currently eligible to retire from the Company, and his equity awards would vest immediately upon retirement.  We do not maintain special pension plans for our NEOs because we believe this accelerated vesting offsets the lack of such plans.  The Committee may accelerate equity vesting at its discretion.

We generally allow our employees (including our NEOs) who receive over 7,500 stock options each year to elect to receive up to 100% of their equity award in the form of restricted stock.  We allow these employees to elect to receive stock options or restricted stock in deference to each employee’s personal preferences and circumstances.  We calculate the amount of restricted stock to be received based on a ratio of the then approximate fair value of the options over the common stock trading price.  Retention-based awards of restricted stock vest completely after five years.  Beginning August 6, 2008, restricted stock awards which were received through an election to receive restricted stock instead of a stock option grant vest ratably over four years.  If an employee receiving restricted stock is terminated prior to vesting for reasons other than death, disability, retirement, without cause or change of control, the employee would not receive the underlying stock.  Prior to vesting, recipients of this restricted stock may vote the shares and also receive dividends.

Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement.  On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan (the “Severance Plan”) pursuant to which Messrs. Cooper, Henry, Pappagallo, Cohen, Ms. Pooley and certain other members of the Company’s senior management, are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Severance Plan), subject to the terms and conditions described in the Severance Plan.  Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year.  The participant will also receive eighteen months of continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period).  Payments under the Severance Plan are offset by payments received by the participant under any other Company employment agreement or severance plan.  In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due.  The Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant.

Defined Contribution Plans.  We maintain a 401(k) retirement plan to cover substantially all of our employees, including our NEOs.  The Company currently makes matching contributions to employees who have 401(k) accounts on a dollar-for-dollar basis, up to 5% of the employee’s compensation (and subject to a maximum of $8,500 for highly compensated employees).  401(k) plan participants may withdraw from their 401(k) account upon termination of employment, or if actively employed they may take a distribution as provided under the hardship provisions of the plan, under the age of 59½ or in accordance with the Required Minimum Distribution provisions.  Employees, including our NEOs, may also take loans from their 401(k) accounts subject to the terms and conditions of the plan. We do not maintain any other retirement plans for our NEOs or employees.

Tax and Accounting Considerations.  The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards. Cash salary and bonus are generally charged as an expense in the period in which the amounts are earned by the NEO.  The value of equity awards are amortized ratably into expense over the vesting period, except for the value of equity awards granted to Mr. Cooper, which were expensed immediately in the period financial statements as of the grant date in accordance with FASB ASC 718, which requires immediately expensing options of employees eligible for retirement.

Section 162(m) of the Code generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s named executive officers other than its Chief Financial Officer that may be deducted by the Company for federal income tax purposes unless such compensation constitutes “qualified performance-based compensation” which is based on the achievement of pre-established performance goals set by a committee of the Board of Directors pursuant to an incentive plan that has been approved by the Company’s stockholders.  The 2010 Equity Participation Plan provides that certain awards made thereunder may, in the discretion of the plan administrator, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m).

Other provisions of the Internal Revenue Code can also affect compensation decisions.  Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A.  The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments.  The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control.  Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Perquisites.  We do not treat our NEOs materially different from our other senior employees with respect to perquisites.  We provided the following perquisites to our NEOs in 2010:

●
Company cars.  We provided Messrs. Cooper, Henry and Pappagallo with the use of a car and driver to travel for Company business.  Each such NEO may use the car without a driver for personal use.  Other employees may use these cars for Company business when these cars are not in use by the above mentioned NEOs.  Mr. Cohen’s employment agreement provides for a car allowance in the amount of $10,920 per year, which he and the Company agreed to waive beginning in early 2009.

●
Life insurance and long term disability.  We pay premiums on a group term life insurance and long term disability policy for each NEO on the same terms as our other employees.  Additionally, we reimburse the premium on a life insurance policy for Mr. Henry pursuant to his original employment contract.

●
Long-term care.  We provide certain of our officers and senior executives (including all NEOs) a limited long-term care benefit of $3,500 per month as part of a group policy.  These individuals may elect to purchase additional long-term care insurance at their own cost generally on the same terms as other employees.

●	Our NEOs are entitled to participate in our other health and welfare plans on the same terms as other employees.

Executive Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in this Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joe Grills, Chairman Philip Coviello Richard G. Dooley Richard Saltzman F. Patrick Hughes

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION TABLES

Executive Compensation.  The following table sets forth the summary compensation of the NEOs of the Company for the 2010, 2009 and 2008 calendar years.

Summary Compensation Table

						Non-Equity
						Incentive	All Other
Name and				Stock	Option	Plan	Compen-
Principal		Salary	Bonus	Awards	Awards	Compen-	sation
Position		($)	($)	($)(2)	($)(1)	sation ($)	($)(3)	Total ($)
(a)	Year (b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Milton Cooper	2010	750,000	-	529,386	175,032	876,818	46,377	2,377,613
Executive Chairman of the	2009	657,692	500,000	503,144	118,156	-	45,580	1,824,572
Board of Directors	2008	750,000	580,000	-	1,266,000	-	103,207	2,699,207

David B. Henry (4)(5)	2010	750,000	-	529,386	175,032	876,818	50,036	2,381,272
Chief Executive Officer	2009	673,077	500,000	503,144	118,156	-	49,434	1,843,811
	2008	750,000	780,000	-	1,266,000	-	150,014	2,946,014

Michael V. Pappagallo (4)	2010	734,615	-	370,200	122,400	745,295	39,676	2,012,186
Executive Vice President,	2009	661,538	400,000	393,514	92,411	-	47,274	1,594,737
Chief Financial Officer and	2008	530,769	500,000	-	791,250	-	145,279	1,967,298
Chief Administrative Officer

Glenn G. Cohen (4)(6)	2010	470,000	-	182,632	59,169	251,355	35,210	998,366
Executive Vice President,	2009	425,000	175,000	125,786	29,539	-	37,713	793,038
Chief Financial Officer and
Treasurer

Barbara Pooley (7)	2010	402,846	-	267,802	42,024	227,973	15,525	956,170
Executive Vice President,
Chief Administrative Officer

_________________________

(1)
Amounts reflect the compensation cost to the Company in 2010, 2009, and 2008 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of FASB ASC 718. The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2010 Form 10−K.  The value of awards granted to the NEOs in 2010, are reflected on the 2010 Grants of Plan−Based Awards table below.

(2)
Amounts reflect the compensation cost to the Company in 2010, 2009, and 2008 of the equity awards based on the aggregate grant date fair value recognized in accordance with the provision of FASB ASC 718. Fair value is determined, depending on the type of award, using either the Black-Scholes option pricing formula or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2010 Form 10−K, as amended. The value of awards granted to the NEOs in 2010, are reflected on the 2010 Grants of Plan−Based Awards table below.

(3)
The Company provides to each of Messrs. Cooper, Henry and Pappagallo the use of a car and driver to transport these individuals in the conduct of their duties as executive officers of the Company.  The policy on the use of the cars for 2010, 2009, and 2008 is outlined below:

●	The cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;

●	These services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park location;

●	The cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and

●	The cars were provided to these officers with drivers for commuting and without drivers for personal use.

Mr. Cohen’s employment agreement provides for a car allowance in the amount of $10,920 per year, which he and the Company had agreed to waive early in 2009.

The NEOs’ drivers are employees who have additional responsibilities at the Company.  In 2010, the Company calculated the cost of this perquisite by prorating the cost of each employee’s salary and benefits to reflect the amount of each employee’s time used driving the NEOs.  The Company also included the pro rated depreciation of the NEOs’ cars in the cost of the perquisite.  Accordingly, the aggregate incremental cost of this perquisite to the Company in 2010 for Messrs. Cooper, Henry and Pappagallo was $16,707, $5,765, and $12,902, respectively. The aggregate incremental cost of this perquisite to the Company in 2009 for Messrs. Cooper, Henry and Pappagallo was $17,008, $6,491 and $21,870, respectively.

In 2008, the Company did not track the employees’ time spent driving the NEOs and thus calculated the cost of this perquisite by including the full salary and benefits of each employee who served as a driver to the NEOs.  For purposes of column (i), the Company calculated the aggregate incremental cost of this perquisite to the Company for Messrs. Cooper, Henry and Pappagallo to be $74,624, $107,258 and $120,057, respectively.

(4)	See “Employment Agreements” below.

(5)	The Company provides Mr. Henry with an additional life insurance policy pursuant to his employment agreement, for which the annual premium is $17,245 and is included in all other compensation.

(6)	Glenn G. Cohen became an NEO during 2009.

(7)	Barbara Pooley became an NEO in December 2010.

The following table provides information on future payouts under non-equity and equity incentive plan awards granted to the NEOs during 2010:

Grants of Plan-Based Award

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)				All Other Option Awards: Number of Securities Underlying Options (#) (1) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(2) (1)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Milton Cooper	3/18/10	300,000	750,000	1,125,000	21,450	42,900		64,350	42,900	15.64	704,418

David B. Henry	3/18/10	300,000	750,000	1,125,000	21,450	42,900		64,350	42,900	15.64	704,418

Michael V. Pappagallo	3/18/10	255,000	637,500	956,250	15,000	30,000		45,000	30,000	15.64	492,600

Glenn G. Cohen	3/18/10 8/04/10	86,000	215,000	322,500	5,150 2,250	10,300 4,500		15,450 6,750	10,300 4,500	15.64 15.20	169,126 72,675

Barbara Pooley	3/18/10 6/01/10	78,000	195,000	292,500	5,150	10,300 10,000	(4)	15,450	10,300 -	15.64 14.07	169,126 140,700

_________________________

(1)
All stock options were granted on March 18, 2010 under the Second Amended and Restated 1998 Equity Participation Plan and have a term of ten years from the grant date and vest in 25% increments on each of the first, second, third, and fourth anniversaries of the grant date.  The exercise price is equal to fair market value on the grant date of March 18, 2010.  Glenn Cohen received an additional grant of 4,500 stock options on August 4, 2010.  The exercise price is equal to fair market value on the grant date of August 4, 2010.

(2)
Fair value is determined, depending on the type of award, using either the Black-Scholes option pricing formula or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date.  The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2010 Form 10−K.

(3)	The actual payout amounts are set out in the Summary Compensation Table.

(4)	This grant of restricted stock was not performance based.

The following table provides information on outstanding equity awards as of December 31, 2010 for each NEO.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive Plan
			Equity				Market	Awards:	Awards:
			Incentive Plan			Number	Value of	Number of	Market or
	Number of	Number of	Awards:			of Shares	Shares	Unearned	Payout Value
	Securities	Securities	Number of			or Units	or Units	Shares,	of Unearned
	Underlying	Underlying	Securities			of Stock	of Stock	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			That	That	Other	or Other
	Options	Options	Unexercised	Option	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)	Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Milton	225,000	-		16.4000	12/13/2011
Cooper	225,000	-		15.6250	12/12/2012
	225,000	-		21.9250	12/10/2013
	225,000	-		28.4800	12/7/2014
	200,000	-		31.6200	8/31/2015
	160,000	40,000		40.0900	8/16/2016
	120,000	80,000		41.0600	8/8/2017
	100,000	100,000		37.3900	8/6/2018
	10,900	32,700		11.5400	8/6/2019	32,700	377,358
	-	42,900		15.6400	3/18/2020			42,900	529,386

David B.	100,000	-		16.4000	12/13/2011
Henry	70,000	-		15.6250	12/12/2012
	150,000	-		21.9250	12/10/2013
	150,000	-		28.4800	12/7/2014
	200,000	-		31.6200	8/31/2015
	160,000	40,000		40.0900	8/16/2016
	120,000	80,000		41.0600	8/8/2017
	100,000	100,000		37.3900	8/6/2018
	10,900	32,700		11.5400	8/6/2019	32,700	377,358
	-	42,900		15.6400	3/18/2020			42,900	529,386

Michael V.	100,000	-		16.4000	12/13/2011
Pappagallo	130,000	-		15.6250	12/12/2012
	150,000	-		21.9250	12/10/2013
	146,489	-		28.4800	12/7/2014
	75,000	-		31.6200	8/31/2015
	72,000	18,000		40.0900	8/16/2016
	60,000	40,000		41.0600	8/8/2017
	62,500	62,500		37.3900	8/6/2018
	8,525	25,575		11.5400	8/6/2019	25,575	295,136
	-	30,000		15.6400	3/18/2020			30,000	370,200

Glenn G.	50,000	-		16.4000	12/13/2011
Cohen	10,000	-		15.6250	12/12/2012
	60,000	-		21.9250	12/10/2013
	56,489	-		28.4800	12/07/2014
	30,000	-		31.6200	8/31/2015
	32,000	8,000		40.0900	8/16/2016
	24,000	16,000		41.0600	8/8/2017
	20,000	20,000		37.3900	8/6/2018
	2,725	8,175		11.5400	8/6/2019	8,175	94,340
	-	10,300		15.6400	3/18/2020			10,300	127,102
	-	4,500		15.2000	8/4/2020			4,500	55,530

		Option Awards					Stock Awards
								Equity
								Incentive	Equity
								Plan	Incentive Plan
			Equity				Market	Awards:	Awards:
			Incentive Plan			Number	Value of	Number of	Market or
	Number of	Number of	Awards:			of Shares	Shares	Unearned	Payout Value
	Securities	Securities	Number of			or Units	or Units	Shares,	of Unearned
	Underlying	Underlying	Securities			of Stock	of Stock	Units or	Shares, Units
	Unexercised	Unexercised	Underlying			That	That	Other	or Other
	Options	Options	Unexercised	Option	Option	Have Not	Have Not	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	($)	Vested (#)	Vested ($)

Barbara	6,000	1,500		49.7700	3/1/2017
Pooley	4,500	3,000		41.0600	8/8/2017
	10,250	10,250		37.3900	8/6/2018	374	13,984
	2,725	8,175		11.5400	8/6/2019	8,175	94,340
	-	10,300		15.6400	3/18/2020	-	-	10,300	127,102
	-	-		-	-	10,000	140,700

The Company makes matching contributions to its 401(k) plan for its NEOs.  The Company does not pay any pension benefits or any non-qualified deferred compensation to its NEOs.

Employment Agreements.

As part of the Committee’s review of the Company’s executive compensation practices, the Committee has determined to discontinue use of individual employment agreements with the Company’s executive officers.  Accordingly, on March 15, 2010, the Company provided notices of non-renewal with respect to its NEO employment agreements.  The NEO employment agreements will expire on the following dates:

Name of NEO	Employment Agreement Conclusion Date
Milton Cooper	No employment agreement

David B. Henry	April 14, 2011

Michael V. Pappagallo	April 14, 2011

Glenn G. Cohen	January 31, 2012

Barbara M. Pooley	No employment agreement

Mr. Henry’s Employment Agreement and Compensatory Arrangements

On March 8, 2007, the Company entered into an employment agreement with Mr. Henry, effective as of April 15, 2007, pursuant to which Mr. Henry serves as President, Chief Executive Officer and Vice Chairman of the Board of Directors of the Company (as amended on December 17, 2008 and March 15, 2010).  This agreement is scheduled to expire on April 14, 2011.  In connection with the adoption of the Severance Plan on March 15, 2010, Mr. Henry’s employment agreement was amended as of March 15, 2010 to replace the severance provisions with severance provisions that are substantially similar to those in the Severance Plan.  The following provisions which are contained in the employment agreement are set to expire on April 14, 2011.  In accordance with his employment agreement, Mr. Henry will receive a $700,000 base salary as compensation for his services and will be eligible to receive grants of Common Stock of the Company or options, with respect thereto, in such amounts, if any, as the Board of Directors in its sole discretion shall determine. Based on his original employment agreement when he was hired in 2001, Mr. Henry is also entitled to an unrestricted award of 75,000 shares of Common Stock if Mr. Henry is employed by the Company on April 2, 2011 or upon a termination without cause or is employed at the time of a Change in Control (as defined below) occurring prior to April 2, 2011.

If Mr. Henry is terminated without “cause” (as defined below) prior to the occurrence of a Change in Control, then subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary and minimum contractual bonus for a period following the date of such termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll and bonus payment practices.  All unvested stock options and unvested Common Stock would become 100% vested as of the date of termination, and Mr. Henry, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period.  If Mr. Henry dies or is significantly disabled, all of his stock options would immediately vest and become fully exercisable and, on the 30th day following his termination of employment due to death or significant disability, he would receive a lump sum payment equal to his base pay for six months.

In Mr. Henry’s agreement, “cause” is defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provides 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement, (iv) gross misconduct or negligence in connection with our business which has a substantial adverse effect on us or (v) violation of any of our policies prohibiting harassment or discrimination in the workplace.

If, within 60 days following a Change-in-Control, Mr. Henry is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code.  In addition, he would continue to receive group health and welfare benefits for a period equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year and all unvested stock options and non vested shares Mr. Henry held at the time of the Change in Control would immediately vest.

For purposes of the Company’s Employment Agreements with Messrs. Henry, Pappagallo and Cohen, “Change-in-Control” is defined as (i) a sale of all or substantially all of our assets to a non-affiliate of Kimco or an entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale of our voting stock that results in more than 50% of our voting stock being held by one person or group that does not include Kimco, or (iii) a merger or consolidation of Kimco into another entity in which our stockholders immediately prior to the transaction do not control more than 50% of the voting power immediately following the transaction.

Mr. Henry is also eligible to participate in the Severance Plan.  Amounts received under the Severance Plan upon a termination of employment are offset by amounts received under any other plan or agreement, including Mr. Henry’s employment agreement, described above.

Mr. Pappagallo’s Employment Agreement and Compensatory Arrangements

On November 3, 2008, the Company entered into an employment agreement with Michael Pappagallo (as amended on December 17, 2008 and March 15, 2010), pursuant to which Mr. Pappagallo serves as Executive Vice President and Chief Operating Officer.  The term of Mr. Pappagallo’s employment agreement continues until April 14, 2011.  In connection with the adoption of the Severance Plan on March 15, Mr. Pappagallo’s employment agreement was amended as of March 15, 2010 to replace the severance provisions with severance provisions that are substantially similar to those in the Severance Plan.  The following provisions which are contained in the employment agreement are set to expire on April 14, 2011.  In accordance with this employment agreement, Mr. Pappagallo (i) is to receive a base salary of $700,000 per annum, which may be increased by the Board of Directors, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board of Directors, in its sole discretion shall determine and (iii) shall be eligible to receive grants of Common Stock of the Company, or options or restricted stock with respect thereto, in such amounts, if any, as the Board of Directors in its sole discretion shall determine.  If Mr. Pappagallo is terminated without cause prior to a Change in Control, then subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary for a period following the date of his termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll practices.  All unvested stock options would become 100% vested as of the date of termination, and Mr. Pappagallo, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period. If the employment agreement is terminated and Mr. Pappagallo becomes employed by a competing business during the period in which he is receiving severance payments, the Company will reduce his severance payments by the amount paid by the competing business.  If Mr. Pappagallo dies or is significantly disabled, all of his stock options would immediately vest and become fully exercisable and, on the 30th day following his termination of employment due to death or significant disability, he would receive a lump sum payment equal to his base pay for six months.

In Mr. Pappagallo’s agreement, “cause” is defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provides 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement, (iv) misconduct or negligence in connection with our business which has a substantial adverse effect on us, (v) violation of any of our policies prohibiting harassment or discrimination in the workplace or (vi) breach of fiduciary duty to the Company.

If, within 60 days following a Change-in-Control, Mr. Pappagallo is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code.  In addition, he would continue to receive group health and welfare benefits for a period equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year and all unvested stock options Mr. Pappagallo held at the time of the Change in Control would immediately vest.

Mr. Pappagallo is also eligible to participate in the Severance Plan.  Amounts received under the Severance Plan upon a termination of employment are offset by amounts received under any other plan or agreement, including Mr. Pappagallo’s employment agreement, described above.

Mr. Cohen’s Employment Agreement and Compensatory Arrangements

On February 3, 2009, the Company entered into an employment agreement with Glenn Cohen (as amended on March 15, 2010), pursuant to which Mr. Cohen serves as Executive Vice President and Chief Financial Officer.  The term of Mr. Cohen’s employment agreement continues until January 31, 2012.  In accordance with this employment agreement, Mr. Cohen is to receive a base salary of $425,000 per annum and shall be eligible to receive grants of Common Stock of the Company, or options or restricted stock with respect thereto, in such amounts, if any, as the Board of Directors in its sole discretion shall determine.  The Company’s Board of Directors or Committee may increase the amounts of Mr. Cohen’s base salary and bonus.

If Mr. Cohen is terminated without cause or resigns for good reason prior to the occurrence of a Change in Control, and subject to his execution of a waiver and release of claims, he would receive severance in an amount equal to his base salary and minimum contractual bonus for a period following the date of such termination of employment equal to the greater of (i) the remaining term of the applicable employment agreement or (ii) one year, payable in accordance with our standard payroll and bonus payment practices.  All unvested stock options and restricted stock would become 100% vested as of the date of termination, and Mr. Cohen, under COBRA, would continue to receive any health benefits previously provided for by us, at no cost to him during the severance period.  If the employment agreement is terminated and Mr. Cohen becomes employed by a competing business during the period in which he is receiving severance payments, the Company will reduce his severance payments by the amount paid by the competing business.  If Mr. Cohen is terminated due to death or disability, all of his stock options and restricted stock would vest on the effective date of such termination of employment and he would receive a lump sum payment equal to his base pay for six months.

In Mr. Cohen’s agreement, “cause” is defined as: (i) conviction of a crime involving the commission of a felony or a criminal act involving fraud, dishonesty, or moral turpitude, (ii) deliberate and continued refusal to perform his employment duties (other than excusable failures to perform) after the Company provides 30 days written notice of such failure constituting cause, (iii) fraud or embezzlement, (iv) misconduct or negligence in connection with our business which has a substantial adverse effect on us, (v) violation of any of our policies prohibiting harassment or discrimination in the workplace or (vi) breach of fiduciary duty to the Company.

If, within 60 days following a Change-in-Control, Mr. Cohen is terminated without cause or resigns his employment for any reason, he would be entitled to a lump sum payment equal to the lesser of: (i) his base salary and the bonus (equal to the bonus most recently received) for the remaining term of his employment agreement, or (ii) the greatest payment which, in combination with all other payments to which he would be entitled, would not constitute an “excess parachute payment” as such term is defined in Section 280G of the Internal Revenue Code.  In addition, all unvested stock options Mr. Cohen held at the time of the Change in Control would immediately vest.

Mr. Cohen is also eligible to participate in the Severance Plan.  Amounts received under the Severance Plan upon a termination of employment are offset by amounts received under any other plan or agreement, including Mr. Cohen’s employment agreement, described above.

Ms. Pooley’s Employment Agreement and Compensatory Arrangements

The Company and Ms. Pooley agreed to terminate Ms. Pooley’s employment agreement on December 17, 2010, prior to her being appointed an NEO.

Potential Payments upon Termination or Change in Control

See “—2010 Executive Compensation Program—Amendments to Employment Agreements” above for a description of the Company’s severance arrangements with its named executive officers adopted on March 15, 2010.

Please see “Additional Compensation Considerations – Executive Severance Plan – “Double-Trigger” Change in Control Severance Arrangement” above for a description of the compensation and benefits which our NEOs would receive upon a termination or change in control.

The following table was prepared as though each of the named executive officers had been terminated without cause on December 31, 2010. The assumptions and valuations are noted in the footnotes to the table.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Health & Welfare Benefits ($)(4)	Total ($)(5)
Milton Cooper	$1,500,000	$1,753,636	$589,908	$315,510	$28,668	$4,187,722

David B. Henry	$1,500,000	$1,753,636	$1,942,908	$315,510	$45,913	$5,557,967

Michael V. Pappagallo	$1,500,000	$1,490,590	$461,373	$238,238	$28,668	$3,718,869

Glenn G. Cohen	$1,000,000	$502,710	$147,477	$90,638	$28,668	$1,769,493

Barbara Pooley	$860,000	$455,946	$334,624	$77,858	$8,172	$1,736,600

 _________________________

(1)	Although the 2010 bonus was not approved by the Committee until February 2011, this table assume bonus earnings based on what was earned for the year 2010.

(2)
In accordance with the Executive Severance Plan, all NEO’s are entitled to full vesting of restricted stock upon a without cause termination.  In accordance with Mr. Henry’s employment agreement, as previously noted, he is entitled to 75,000 shares of stock upon a without cause termination prior to the end of his employment agreement.

(3)
Under the Executive Severance Plan, without cause termination would result in acceleration of options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2010 ($18.04), multiplied by the number of shares for all unvested options as of December 31, 2010 that were in the money.

(4)	Amounts are based on the cost of coverage during 2010.

(5)
In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See Additional Compensation Considerations - Tax and Accounting Considerations.

The following table was prepared as though each of the named executive officers had been terminated due to death or disability on December 31, 2010. The assumptions and valuations are noted in the footnotes to the table.

Name and Principal Position	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Milton Cooper			$589,908	$315,510	$905,418

David B. Henry	$375,000		$1,942,908	$315,510	$2,633,418

Michael V. Pappagallo	$375,000		$461,373	$238,238	$1,074,611

Glenn G. Cohen	$250,000	$50,000	$147,477	$90,638	$538,115

Barbara Pooley			$334,624	$77,858	$412,482

(1)	Represents payments that would be made to the NEO or the NEOs beneficiary if terminated due to disability or death.

(2)
The vesting of Mr. Cooper’s 32,700, Mr. Henry’s 32,700, Mr. Pappagallo’s 25,575, Mr. Cohen’s 8,175, and Ms. Pooley’s 18,549 shares of restricted stock would accelerate as a result of termination due to death or disability, along with Mr. Henry’s 75,000 shares of stock based on his original employment agreement when he was hired in 2001.

(3)
Under employment contracts, termination due to death or disability would result in acceleration of stock options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2010 ($18.04), multiplied by the number of shares for all unvested options as of December 31, 2010 that were in the money.

The following table was prepared as though there were a change-in-control on December 31, 2010. The assumptions and valuations are noted in the footnotes to the table.

Name and Principal Position	Salary Component of Lump-Sum Payment ($)	Bonus Component of Lump-sum Payment ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Health & Welfare Benefits ($)(4)	Total ($)(6)
Milton Cooper (5)	$1,500,000	$1,753,636	$589,908	$315,510	$28,668	$4,187,722

David B. Henry	$1,500,000	$1,753,636	$1,942,908	$315,510	$45,913	$5,557,967

Michael V. Pappagallo	$1,500,000	$1,490,590	$461,373	$238,238	$28,668	$3,718,869

Glenn G. Cohen	$1,000,000	$502,710	$147,477	$90,638	$28,668	$1,769,493

Barbara Pooley	$860,000	$455,946	$334,624	$77,858	$8,172	$1,736,600

_________________________

(1)	Although the 2010 bonus was not approved by the Committee until February 2011, this table assume bonus earnings based on what was earned for the year 2010.

(2)
In accordance with the Executive Severance Plan, all NEOs are entitled to full vesting of restricted stock upon a without cause termination.  In accordance with Mr. Henry’s employment agreement, as previously noted, he is entitled to 75,000 shares of stock upon a without cause termination prior to the end of his employment agreement.

(3)
Under the Executive Severance Plan, without cause termination would result in acceleration of options. Amount was determined by subtracting the option strike price from the market price of the stock on December 31, 2010 ($18.04), multiplied by the number of shares for all unvested options as of December 31, 2010 that were in the money.

(4)	Amounts are based on the cost of coverage during 2010.

(5)
Mr. Cooper qualifies for “Retirement” under the terms of his equity award agreements.  Accordingly, all of his equity awards would become fully vested upon the termination of his employment in connection with a change in control.

(6)
In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See Additional Compensation Considerations - Tax and Accounting Considerations.

Equity Participation Plan

Description of Plan.  The Company maintains the 2010 Equity Participation Plan (the “Equity Plan”) for the benefit of its eligible employees, consultants, and directors.

The Equity Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or the Company’s common stock) structured by the Executive Compensation Committee within parameters set forth in the Equity Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance.  Key features of the Equity Plan that reflect the Company’s commitment to effective management of incentive compensation include:

●
Limitations on Grants.  The number of shares that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 5,000,000 in the aggregate, subject to certain adjustments, events and limitations described below.

●
No Repricing or Replacement of Options or Stock Appreciation Rights.  The Equity Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares.

●
No In-the-Money Option or SAR Grants.  The Equity Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Company common stock, generally the closing price of the Company common stock, on the date of grant.

●
Section 162(m) Qualification.  The Equity Plan is designed to allow awards made under the Equity Plan, including incentive bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

●	Independent Administration. The Executive Compensation Committee, which consists of only independent directors, administers the Equity Plan.

Option Grants and Restricted Stock Awards. Pursuant to the Equity Participation Plan as currently in effect, a maximum aggregate of 52,000,000 shares of Common Stock is reserved for issuance under the Stock Option Plans (9,000,000 shares, all of which have been issued) and the Equity Participation Plans (43,000,000 shares). Options to acquire 1,776,175, 1,746,000, and 2,903,475, shares were granted during 2010, 2009, and 2008 at weighted average exercise prices of $15.63, $11.58, and $37.29 per share, respectively.  The closing price of the Company’s Common Stock on the New York Stock Exchange on March 7, 2011 was $18.15.  In addition, 338,926, 295,913, and 70,918 shares of restricted stock were issued during 2010, 2009, and 2008, respectively.

Equity Compensation Plan Information

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2010.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	17,115,789	28.32	6,351,139

Equity compensation plans not approved by stockholders	N/A	N/A	N/A

Total	17,115,789	28.32	6,351,139

401(k) Plan

The Company maintains a 401(k) retirement plan (the “401(k) Plan”) covering substantially all officers and employees of the Company. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible compensation.  The Company currently makes matching contributions to employees who have 401(k) accounts on a dollar-for-dollar basis, up to 5% of the employee’s compensation (and subject to a maximum of $8,500 for highly compensated employees).  Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax.  Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in service distributions and loans, or require minimum distribution.

Compensation of Directors

During 2010, members of the Board of Directors and Committees thereof who were not also employees of the Company (“Non-management Directors”) were entitled to receive an annual fee of $50,000.  Also, during 2010, the Non-management Directors were entitled to receive a total of $10,000 each as members of the Executive Compensation Committee and $6,000 each as members of the Nominating and Corporate Governance Committee.  In addition, each chairman of the Executive Compensation Committee and Nominating and Corporate Governance Committee was entitled to receive an annual fee of $10,000.  The Non-management Directors who are members of the Audit Committee also are entitled to receive an annual fee of $20,000.   The chairman of the Audit Committee was entitled to an additional annual fee of $10,000.  During 2010, the Lead Independent Director received an additional annual fee of $10,000.  In accordance with the Company’s Equity Plan, the Non-management Directors may be granted awards of deferred stock (“Deferred Stock”) or restricted stock in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued.  Employees of the Company who are also Directors are not paid any directors’ fees.

The following table sets forth the compensation of each Non-management Director received in the calendar year 2010.

Non-management Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(h)
Richard G. Dooley	106,000	78,200	20,400	-	204,600

Philip Coviello	86,000	78,200	20,400	-	184,600

Joe Grills	96,000	78,200	20,400	-	194,600

F. Patrick Hughes	96,000	78,200	20,400	-	194,600

Frank Lourenso	66,000	78,200	20,400	-	164,600

Richard Saltzman	66,000	78,200	20,400	-	164,600

_________________________

(1)
Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2010 and prior years.  As of December 31, 2010, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso and Saltzman were entitled to 38,145 shares, 0 shares, 26,975 shares, 11,444 shares, 20,977 shares and 19,990 shares of deferred stock, respectively.

(2)
Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards based on the aggregate grant date fair value recognized for the fiscal year ended December 31, 2010, calculated in accordance with the provision of FASB ASC 718.  The fair value of each award is estimated on the date of grant using the Black-Scholes option pricing formula.  The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 23 to Consolidated Financial Statements in the Company’s 2010 Form 10−K, as amended.

During 2008, the Company granted Messrs. Dooley, Grills, Hughes, Lourenso, and Saltzman options to acquire 20,000 shares each of Common Stock at $37.39 per share, which was the market price on the date of such option grants.  During 2009, the Company granted Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, and Saltzman options to acquire 5,500 shares each of Common Stock at $11.54 per share, the market price on August 6, 2009, the date of such option grants, and 5,500 shares of restricted stock.  During 2010, the Company granted Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, and Saltzman options to acquire 5,000 shares each of Common Stock at $15.64 per share, the market price on March 18, 2010, the date of such option grants, and 5,000 shares of restricted stock.  As of December 31, 2010, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, and Saltzman held options to acquire  180,500 shares,  20,500  shares,  180,500  shares,  141,126  shares,  180,500  shares and  146,750  shares, respectively.  As of December 31, 2010, Messrs. Dooley, Coviello, Grills, Hughes, Lourenso, and Saltzman held restricted stock in the amounts of 9,125 shares, 9,959 shares, 9,125 shares, 9,125 shares, 9,125 shares and 9,125 shares, respectively.

Certain Relationships and Related Transactions

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.  Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Business Conduct and Ethics;

●	Corporate Governance Guidelines;

●	Nominating and Corporate Governance Committee Charter; and

●	Audit Committee Charter.

Our Code of Business Conduct and Ethics applies to all of our directors and employees.  A copy of the Company’s Code of Ethics is available through the Investor Relations/Corporate Governance/Highlights/ Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE standards.  Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict.  If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors.  Any significant conflict must be resolved, or the director should resign.  If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter.  The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Guidelines, Code of Business Conduct and Ethics and other Company policies.  The Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).  In addition, the Company’s legal staff is primarily responsible for obtaining information through questionnaires and other appropriate procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.  Pursuant to the Audit Committee’s charter and its policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function.  In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee.  All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

Joint Ventures. Mr. Cooper has investments in certain real estate joint ventures and limited partnerships.  The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests.  The Company receives various fees related to these joint ventures and partnerships.  Any material future transactions involving these joint ventures or partnerships are subject to the approval of a majority of disinterested directors of the Company.

Relationship with J.P. Morgan. Mr. Frank Lourenso is an Executive Vice President of J.P. Morgan and has been a Director of the Company since December 1991.  The Company uses general cash management services and investment banking services offered by J.P. Morgan and other financial institutions.  J.P. Morgan was the joint arranger and participant with a consortium of 29 banks of the Company’s $1.5 billion unsecured revolving credit facility and is a participant in the Company’s $250.0 million Canadian denominated unsecured credit facility.  In addition, J.P. Morgan was a participating underwriter relating to the Company’s August 25, 2010 offering of $300,000,000 in aggregate principal amount of the Company’s Series E 4.30% Medium-Term Notes due 2018.

Family Relationships.  Mr. Paul Dooley, Vice President of Property Tax/Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company.  Mr. Paul Dooley received total compensation of $343,495 from the Company in fiscal year 2010, calculated in the same manner as the Summary Compensation Table.  This compensation includes a cash salary in 2010 as an employee of the Company of $266,000 with the remaining balance comprised of (i) compensation cost to the Company in 2010 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) matching contributions under the Company’s 401(k) plan, (iii) bonuses, and (iv) various benefits.

Transactions with Ripco Real Estate Corporation (“Ripco”).  Ripco Real Estate Corp. was formed in 1991, employs approximately 40 professionals and serves numerous retailers, REITs and developers.  Ripco’s business activities include serving as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohls and many others, providing real estate brokerage services and principal real estate investing.  Mr. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Mr. Milton Cooper, Executive Chairman of the Board of Directors of the Company.  During 2010, the Company paid brokerage commissions of $708,585 to Ripco for services rendered primarily as leasing agent for various retail tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.  Additionally, the Company has the following joint venture investments with Ripco.

●
During April 2005, the Company acquired an operating property located in Hillsborough, NJ, comprising approximately 0.1 million square feet of gross leasable area, through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest.  The property was acquired for approximately $4.0 million including the assumption of approximately $1.9 million of non-recourse mortgage debt encumbering the property.  Subsequent to the purchase, the joint venture obtained a $3.2 million one-year term loan which bore interest at LIBOR plus 0.55%.  During 2009, the loan was reduced to $3.1 million and during 2010 the loan was extended to November 2011 at an interest rate of LIBOR plus 1.50%.  During 2010, the amount of interest paid on the loan was $91,456.  This loan is jointly and severally guaranteed by the Company and Ripco.

●
During May 2005, the Company acquired a $10.2 million mortgage receivable through a newly formed joint venture in which the Company and Ripco each hold a 50% non-controlling interest.  The mortgage encumbered a property located in Derby, CT, comprising approximately 0.1 million square feet of gross leasable area.  During October 2005, the joint venture foreclosed on the property and obtained fee title.  Subsequent to obtaining fee title, the joint venture obtained a $9.0 million term loan which bore interest at LIBOR plus 0.50%.  During 2009, the term loan was increased to $11.0 million.  During 2010, the amount of interest paid on the loan was $339,124.  This loan is jointly and severally guaranteed by the Company and Ripco. Subsequent to December 31, 2010, this property was sold to a third party, the loan was repaid and the Company was relieved of the corresponding debt guarantee.

●
During October 2005, the Company acquired, through a newly formed joint venture in which the Company and Ripco each have a 50% non-controlling interest, a parcel of land for future development located in East Northport, NY, for a purchase price of approximately $3.9 million.  Partial funding for this acquisition was provided through a $3.2 million one-year term loan which bore interest at LIBOR plus 0.55%.  During 2010, the term of this loan was extended to October 2011 at an interest rate of LIBOR plus 1.50%.  During 2010, the amount of interest paid on the loan was $50,889.  This loan is jointly and severally guaranteed by the Company and Ripco.

Audit Committee Report

The Audit Committee of the Board of Directors of Kimco Realty Corporation (the “Audit Committee”) is responsible for providing objective oversight of Kimco Realty Corporation’s (the “Company”) financial accounting and reporting functions, system of internal control and audit process.  During 2010, the Audit Committee was comprised of four directors all of whom were independent as defined under the then current listing standards of the NYSE.  The Audit Committee operates under a written charter adopted by the Board of Directors of the Company (the “Board of Directors”).  A copy of the Audit Committee Charter, as amended, is available through the Investor Relations/Corporate Governance/Highlights/Committee Charters section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process.  The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2010 audited consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting.  The Audit Committee also discussed with the independent registered public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).  The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2010 audited consolidated financial statements and the representations of management and required communications from the Company’s  independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

F. Patrick Hughes, Chairman
Richard G. Dooley
Joe Grills
Philip Coviello

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters.  The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve strong Company performance	● Align executive compensation with the Company’s and the individual’s performance ● Make a substantial portion of total compensation variable with performance

Align executives’ and stockholders’ interests
●      Provide executives with the opportunity to participate in the ownership of the Company

●      Reward executives for long-term growth in the value of our stock

●      Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
●      Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

●      Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain talented executive team	● Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail.  Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realization of its long-term goals.

We are asking our stockholders to signal their support for the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

VOTE REQUIRED

The vote on the nonbinding advisory vote to approve the compensation paid to our named executive officers requires the affirmative vote of a majority of the votes cast on the matter.  For purposes of this advisory vote, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS
DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION
DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are providing our stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every one year, two years or three years.

After careful consideration and dialogue with our stockholders, the Board of Directors believes that holding an advisory vote on executive compensation every year is the most appropriate alternative for the Company.  An annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

You may indicate your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you cast your vote in response to this Proposal 3.  Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation.  The advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Company and its Board of Directors.  Although the vote is advisory and non-binding, the Board of Directors will carefully consider the outcome of the vote.  Notwithstanding the outcome of the vote or the Board of Directors’ recommendation, the Board of Directors may decide to conduct future advisory votes on executive compensation on a more or less frequent basis and may vary its practice based upon factors including discussions with the Company’s stockholders, material changes to the Company’s executive compensation programs and/or any other factors that the Board of Directors reasonably deems to be appropriate.

VOTE REQUIRED

The option of one year, two years or three years that receives a majority of all the votes cast at the Meting will be the frequency for the advisory vote on executive compensation that is recommended by our stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders.  For purposes of this advisory vote, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
STOCKHOLDERS VOTE TO CONDUCT ADVISORY VOTES ON
EXECUTIVE COMPENSATION EVERY YEAR.

Independent Registered Public Accountants

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2011.  There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009:

	2010	2009
Audit Fees (1)	$1,099,917	$1,220,681

Audit-Related Fees	$-	$-

Tax Fees	$106,756	$-

All Other Fees	$1,630	$1,630

_________________________

(1)
Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2010 and 2009 financial statements and internal controls over financial reporting included in its annual reports on Form 10-K, as amended, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and comfort letters issued in connection with debt and equity offerings and filings of the Company’s shelf registration statements, current reports on Form 8-K and proxy statements during 2010 and 2009 (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants.   The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accountants.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts.  The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting.  All services performed for 2010 and 2009 were pre-approved by the Audit Committee.

PROPOSAL 4

Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be the Company’s auditors for the year 2011 and with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment.  PricewaterhouseCoopers LLP has been the Company’s independent registered public accountants since 1986.

VOTE REQUIRED

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter.  For purposes of this proposal, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THIS PROPOSAL.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the NYSE.  Officers, directors and beneficial owners of more than ten percent of the Company’s stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2010, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2010, all such filings under Section 16(a) of the Exchange Act were filed on a timely basis by its officers, directors, beneficial owners of more than ten percent of the Company’s stock and other persons subject to Section 16(a) of the Exchange Act.

Stockholder Nominees for Director and Other Stockholder Proposals.  Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2012 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act.  To be eligible for inclusion, stockholder proposals must be received by the Company at its principal executive offices no later than November 24, 2011 or 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.  Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2012 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record at the time of giving notice by the stockholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m. on the 120th day prior to the first anniversary of the date of the proxy statement for the 2011 Annual Meeting.  In order for a nomination to be considered, the notice must include the information as to such nominee and submitting stockholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such stockholder were to solicit proxies from all stockholders of the Company for the election of such nominee as a director and if such solicitation were one to which Regulation 14A under the Exchange Act applied.  In addition, proponents must provide all of the information required by our current Bylaws.  We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof.  You can obtain a copy of the full text of the Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement.  Our current Bylaws were filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

Documents Incorporated by Reference.  This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith.  Reference should be made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the Company’s Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.  Documents incorporated by reference (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge.  Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company.  In addition, within the Investor Relations section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Other Business.  All shares represented by the accompanying proxy will be voted in accordance with the proxy.  The Company knows of no other business which will come before the Meeting for action.  However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time ON 5/3/2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
STE 100 NEW HYDE PARK, NY 11042
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time ON 5/3/2011. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO AUTHORIZE YOUR PROXY, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M32828-P08036	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KIMCO REALTY CORPORATION

The Board of Directors recommends a vote “FOR” all of the following nominees:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

DIRECTORS
					☐	☐	☐
1 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:

	01) M. Cooper	04) J. Grills	07) F. Lourenso
	02) P. Coviello	05) D. Henry	08) C. Nicholas
	03) R. Dooley	06) F. P. Hughes	09) R. Saltzman					The Board of Directors recommends
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The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY.								☐	☐	☐

The Board of Directors recommends
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The Board of Directors recommends you vote for 1 YEAR for the following proposal:								1 Year	2 Years	3 Years	Abstain

3 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR CONDUCTING ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.							☐	☐	☐	☐

The Board of Directors recommends
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The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

4 -	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.								☐	☐	☐

5 -
TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon and date.When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

ADMISSION TICKET

For security purposes, please bring this ticket and valid picture identification with you if you are attending the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32829-P08036

KIMCO REALTY CORPORATION

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation, hereby appoints Milton Cooper and Bruce Rubenstein, or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally at the meeting, and to vote all of the shares of common stock of Kimco Realty Corporation held of record by the undersigned at the close of business on March 7, 2011, at the Annual Meeting of Stockholders to be held on May 4, 2011, at 10:00 a.m. local time or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy and revokes any proxy heretofore given with respect to such meeting.

The undersigned also provides directions to the Hartford Retirement Plans Group, Directed Trustee, to vote shares of common stock of the Company, allocated respectively, to accounts of the undersigned under The Kimco 401(K) Savings Plan and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment(s) or postponement(s) thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of the Board of Director nominees named in the Proxy Statement; FOR the approval, on a non-binding advisory basis, of the compensation of the named executive officers of the Company; FOR the approval, on a non-binding advisory basis, of an annual advisory vote on executive compensation; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, the votes entitled to be cast by the undersigned will be cast FOR items 1, 2 and 4 and FOR 1 YEAR for item 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Continued and to be signed on reverse side